EXHIBIT 99.1

AGREEMENT AND PLAN OF MERGER

DATED AUGUST 30, 2002

BETWEEN

SYNQUEST, INC.

AND

VIEWLOCITY, INC.

TABLE OF CONTENTS

ARTICLE I — THE MERGER		2
1.1	Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effect of the Merger	2
1.5	Articles of Incorporation; Bylaws	2
1.6	Directors	3
1.7	Officers	3
ARTICLE II — CONVERSION OF CAPITAL STOCK		3
2.1	Conversion of Capital Stock	3
2.2	Viewlocity Options and Warrants	4
2.3	Exchange of Certificates	4
2.4	Appraisal Rights	7
ARTICLE III — REPRESENTATIONS AND WARRANTIES OF VIEWLOCITY		8
3.1	Corporate Organization	8
3.2	Capitalization	9
3.3	Authority; No Violation	10
3.4	Financial Statements	11
3.5	Information Supplied	12
3.6	Broker’s and Other Fees	12
3.7	Absence of Certain Changes or Events	12
3.8	Legal Proceedings	14
3.9	Taxes and Tax Returns	15
3.10	Benefit Plans	16
3.11	Compliance with Applicable Laws	20
3.12	Certain Contracts	20
3.13	Properties and Insurance	22
3.14	Environmental Matters	23
3.15	Intellectual Property Rights	24
3.16	Proprietary Information	26
3.17	Absence of Certain Agreements and Practices	26
3.18	Major Vendors and Customers	27
3.19	Accounts Receivable	27
3.20	Solvency	28
3.21	Combinations Involving Viewlocity	28

3.22	Labor Relations	28
3.23	No Prior Convictions	28
3.24	Board of Directors Action	28
3.25	Voting Requirements	28
3.26	Voting Agreement	29
3.27	Registration Rights Agreement	29
3.28	Stockholder Rights Agreement	29
3.29	Disclosure	29
3.30	Viewlocity Series F Preferred Stockholders	29
ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF SYNQUEST		29
4.1	Corporate Organization	30
4.2	Capitalization	30
4.3	Authority; No Violation	31
4.4	SEC Reports; Financial Statements	32
4.5	Information Supplied	33
4.6	Broker’s and Other Fees	33
4.7	Absence of Certain Changes or Events	33
4.8	Legal Proceedings	35
4.9	Taxes and Tax Returns	35
4.10	Benefit Plans	37
4.11	Compliance with Applicable Laws	40
4.12	Certain Contracts	40
4.13	Properties and Insurance	42
4.14	Environmental Matters	43
4.15	Intellectual Property Rights	43
4.16	Proprietary Information	45
4.17	Absence of Certain Agreements and Practices	46
4.18	Major Vendors and Customers	47
4.19	Accounts Receivable	47
4.20	Solvency	47
4.21	Combinations Involving SynQuest	47
4.22	Labor Relations	47
4.23	No Prior Convictions	48
4.24	Board of Directors Action	48
4.25	Voting Requirements	48
4.26	Voting Agreement	48
4.27	Registration Rights Agreement	48

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4.28	Stockholder Rights Agreement	48
4.29	Disclosure	48
4.30	Additional Investment	49
4.31	Line of Credit	49
4.32	Nasdaq Stock Market Listing	49
ARTICLE V — COVENANTS OF THE PARTIES		49
5.1	Access and Investigation	49
5.2	Conduct of Business by Viewlocity and SynQuest	49
5.3	Negative Covenants	52
5.4	Required Approvals	52
5.5	Advice of Changes	52
5.6	SynQuest Special Meeting; Proxy Statement	52
5.7	No Negotiation	53
5.8	Financial Information	53
5.9	Commercially Reasonable Efforts	53
5.10	Board of Directors	54
5.11	Officers of the Surviving Corporation	54
5.12	Nasdaq SmallCap Market Listing	55
5.13	Stock Options and Employee Benefits	55
5.14	Steering Committee	55
5.15	Public Announcements	55
5.16	Stockholder Litigation	55
5.17	Directors’ and Officers’ Insurance	55
5.18	Consent to Modifications and Enforcement of Stock Purchase Agreement and Tilion Merger Agreement	56
5.19	Amendments to Warburg Line of Credit	56
ARTICLE VI — CONDITIONS PRECEDENT TO EACH PARTY’S OBLIGATION TO CLOSE		56
6.1	Governmental Approvals	56
6.2	Required Third-Party Consents	57
6.3	No Litigation	57
6.4	Additional Investment	57
6.5	Merger of Tilion into SynQuest	57
ARTICLE VII — CONDITIONS PRECEDENT TO SYNQUEST’S OBLIGATION TO CLOSE		57
7.1	Accuracy of Representations	57
7.2	Viewlocity’s Performance	57

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7.3	Shareholder Approval	57
7.4	Consents	57
7.5	Additional Documents	58
7.6	Merger of Viewlocity into Subsidiary	58
ARTICLE VIII — CONDITIONS PRECEDENT TO VIEWLOCITY’S OBLIGATION TO CLOSE		58
8.1	Accuracy of Representations	58
8.2	SynQuest’s Performance	58
8.3	Shareholder Approval	59
8.4	Consents	59
8.5	Additional Documents	59
ARTICLE IX — TERMINATION		59
9.1	Termination Events	59
9.2	Effect of Termination	60
9.3	Extension; Waiver	60
9.4	Procedure for Termination, Amendment, Extension or Waiver	60
ARTICLE X — INDEMNIFICATION		60
10.1	Indemnification and Payment of Damages by the Shareholders	60
10.2	Time Limitations	61
10.3	Limitations on Amount	61
10.4	Procedure for Indemnification — Third Party Claims	61
ARTICLE XI — GENERAL PROVISIONS		63
11.1	Non-Survival of Representations and Warranties	63
11.2	Expenses	63
11.3	Confidentiality	63
11.4	Notices	63
11.5	Amendment	64
11.6	Waiver	64
11.7	Entire Agreement and Modification	64
11.8	Assignments, Successors and No Third-Party Rights	64
11.9	Severability	65
11.10	Section Headings; Construction	65
11.11	Time of Essence	65
11.12	Governing Law	65
11.13	Enforcement	65
11.14	Counterparts	66

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INDEX OF EXHIBITS

Exhibit A — Form of Escrow Agreement

Exhibit B — Form of Investor Questionnaire
Exhibit C — Form of Viewlocity Stockholder Voting Agreement
Exhibit D — Form of SynQuest Shareholder Voting Agreement
Exhibit E — Form of Registration Rights Agreement

INDEX OF DEFINED TERMS

“Additional Extension” is defined in Section 5.19.

“Additional Investment” is defined in Section 4.30.
“Advisors” is defined in Section 5.1.
“Affiliate” is defined in Section 3.7(b)(xiii).
“Applicable Laws” is defined in Section 3.3(a).
“Certificates of Merger” is defined in Section 1.3.
“Claims Period” is defined in Section 10.2.
“Closing” is defined in Section 1.2.
“Closing Date” is defined in Section 1.2.
“Code” is defined in Section 3.10(a).
“Damages” is defined in Section 10.1.
“Delaware Certificate of Merger” is defined in Section 1.3.
“DGCL” is defined in Section 1.1.
“Dissenting Shares” is defined in Section 2.4(a).
“DOL” is defined in Section 3.10(a).
“EEOC” is defined in Section 3.22.
“Effective Time” is defined in Section 1.3.
“Environmental Laws” is defined in Section 3.14(a).
“ERISA” is defined in Section 3.10(a).
“ERISA Affiliate” is defined in Section 3.10(a).
“Escrow Agreement” is defined in Section 2.3(b).
“Escrow Shares” is defined in Section 2.3(b).
“GAAP” is defined in Section 3.4(a).
“GBCC” is defined in Section 1.1.
“Georgia Certificate of Merger” is defined in Section 1.3.
“Governmental Authority” is defined in Section 3.3(a).
“Initial Consideration” is defined in Section 2.3(c).
“IRS” is defined in Section 3.9(b).
“Investors” is defined in the Recitals.

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“Knowledge” is defined in Section 3.8.
“Liabilities” is defined in Section 3.4(b).
“Licenses” is defined in Section 3.11.
“Liens” is defined in Section 3.2(a).
“Material Adverse Effect” is defined in Section 3.1(a).
“Merger” is defined in the Recitals.
“Merger Consideration” is defined in Section 2.3(c).
“Merger Documents” is defined in Section 3.3(a).
“NLRB” is defined in Section 3.22.
“PBGC” is defined in Section 3.10(a).
“Person” is defined in Section 2.3(e).
“Proceeding” is defined in Section 10.4(a).
“Recapitalization Event” is defined in Section 2.3(h).
“Registration Rights Agreement” is defined in Section 3.27.
“Restraints” is defined in Section 6.3.
“SEC” is defined in Section 3.5.
“SEC Reports” is defined in Section 4.4(a).
“Securities Act” is defined in Section 4.4(a).
“Stock Purchase Agreement” is defined in the Recitals.
“Subsidiary” is defined in Section 3.1(a).
“Surviving Corporation” is defined in Section 1.1.
“SynQuest Approvals” is defined in Section 4.3(a).
“SynQuest Balance Sheet Date” is defined in Section 4.4(b).
“SynQuest Benefit Plan” is defined in Section 4.10(b).
“SynQuest Benefit Plans” is defined in Section 4.10(b).
“SynQuest Common Stock” is defined in Section 2.1(c).
“SynQuest Disclosure Schedules” is defined in the introductory paragraph of Article IV.
“SynQuest ERISA Plan” is defined in Section 4.10(b).
“SynQuest Financial Statements” is defined in Section 4.4(a).
“SynQuest Form 10-K” is defined in Section 4.4(a).
“SynQuest Indemnified Parties” is defined in Section 10.1.

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“SynQuest Intellectual Property” is defined in Section 4.15(a).
“SynQuest Material Contracts” is defined in Section 4.12(a).
“SynQuest Returns” is defined in Section 4.9(a).
“SynQuest Shareholder Approval” is defined in Section 4.25.
“SynQuest Software Programs” is defined in Section 4.15(a).
“SynQuest Special Meeting” is defined in Section 5.6(a).
“SynQuest Subsidiary” is defined in Section 4.1(b).
“SynQuest Technical Documentation” is defined in Section 4.15(a).
“SynQuest Third-Party Software” is defined in Section 4.15(c).
“SynQuest Voting Agreement” is defined in Section 4.26.
“Tax” is defined in Section 3.9(a).
“Taxes” is defined in Section 3.9(a).
“Tilion” is defined in the Recitals.
“Tilion Merger” is defined in the Recitals.
“Tilion Merger Agreement” is defined in the Recitals.
“Viewlocity Approvals” is defined in Section 3.3(a).
“Viewlocity Balance Sheet Date” is defined in Section 3.4(b).
“Viewlocity Benefit Plan” is defined in Section 3.10(b).
“Viewlocity Benefit Plans” is defined in Section 3.10(b).
“Viewlocity Capital Stock” is defined in Section 3.2(a).
“Viewlocity Common Stock” is defined in Section 2.1(a).
“Viewlocity Disclosure Schedules” is defined in the introductory paragraph of Article III.
“Viewlocity ERISA Plan” is defined in Section 3.10(b).
“Viewlocity Financial Statements” is defined in Section 3.4(a).
“Viewlocity Indemnifying Stockholders” is defined in Section 10.1.
“Viewlocity Intellectual Property” is defined in Section 3.15(a).
“Viewlocity Japan” is defined in Section 5.2(e).
“Viewlocity Japan Transaction” is defined in Section 5.2(e).
“Viewlocity Material Contracts” is defined in Section 3.12(a).
“Viewlocity Preferred Stock” is defined in Section 3.2(a).
“Viewlocity Returns” is defined in Section 3.9(a).

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“Viewlocity Series E Preferred Stock” is defined in Section 2.1(b).
“Viewlocity Series F Initial Consideration” is defined in Section 2.3(c).
“Viewlocity Series F Preferred Stock” is defined in Section 2.1(c).
“Viewlocity Series F-1 Preferred Stock” is defined in Section 2.1(d).
“Viewlocity Software Programs” is defined in Section 3.15(a).
“Viewlocity Stockholder Approval” is defined in Section 3.25.
“Viewlocity Subsidiary” is defined in Section 3.1(b).
“Viewlocity Technical Documentation” is defined in Section 3.15(a).
“Viewlocity Third-Party Software” is defined in Section 3.15(c).
“Viewlocity Voting Agreement” is defined in Section 3.26.
“Warburg Line of Credit” is defined in Section 4.31.

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AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of August 30, 2002, by and among SynQuest, Inc., a Georgia corporation (“SynQuest”), and Viewlocity, Inc., a Delaware corporation (“Viewlocity”).

RECITALS:

      WHEREAS, the respective Boards of Directors of SynQuest and Viewlocity have determined that a business combination between SynQuest and Viewlocity on the terms described in this Agreement is in the best interests of their respective companies and presents an opportunity to achieve long-term strategic and financial benefits;

      WHEREAS, the combination will be accomplished by a merger of Viewlocity with and into SynQuest, with SynQuest being the surviving company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, the parties to this Agreement intend that the Merger will occur simultaneously with, and will be conditioned upon, the closing of the proposed merger of Ticket Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of SynQuest (“Merger Sub”), with and into Tilion, Inc., a Delaware corporation (“Tilion”), and the subsequent merger of Tilion with and into SynQuest, with SynQuest being the surviving company to be accomplished on the terms and conditions set forth in that certain Agreement and Plan of Merger, dated August 30, 2002 (the “Tilion Merger Agreement”), by and among SynQuest, Tilion, and Merger Sub (the “Tilion Merger”);

      WHEREAS, the parties to this Agreement intend that, contemporaneously with, and conditioned upon the closing of, the Merger and the Tilion Merger, certain of the existing stockholders of SynQuest and Viewlocity, and certain other investors, will make an additional investment in SynQuest on the terms and conditions set forth in that certain Stock Purchase Agreement dated August 30, 2002 (the “Stock Purchase Agreement”) by and among SynQuest and the individuals and entities party thereto (the “Investors”);

      WHEREAS, the respective Boards of Directors of SynQuest and Viewlocity have duly approved and adopted this Agreement and resolved to recommend this Agreement to the SynQuest shareholders and the Viewlocity stockholders, respectively, for their approval and adoption; and

      WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger contemplated by this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

          1.1     Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Viewlocity shall be merged with and into SynQuest in accordance with the provisions of this Agreement, the Georgia Business Corporation Code (the “GBCC”), and the Delaware General Corporation Law (the “DGCL”). Following the Effective Time, SynQuest shall be the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Georgia, and the separate existence of Viewlocity shall cease.

          1.2     Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, as soon as practicable and simultaneously with the Tilion Merger and contemporaneously with the closing of the Additional Investment (as defined below), or at such other place and time as SynQuest and Viewlocity may agree (the “Closing Date”).

          1.3     Effective Time. Contemporaneous with the Closing, SynQuest and Viewlocity shall cause a certificate of merger to be filed with the Secretary of State of the State of Delaware (the “Delaware Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL and shall cause a certificate of merger to be filed with the Secretary of State of the State of Georgia (the “Georgia Certificate of Merger,” and together with the Delaware Certificate of Merger, the “Certificates of Merger”) executed in accordance with the relevant provisions of the GBCC and shall make all other filings or recordings required under the GBCC. The Merger shall become effective at such time as the Certificates of Merger have been accepted by the respective Secretaries of State, or at such later time as SynQuest and Viewlocity shall agree and specify in the Certificates of Merger (the “Effective Time”). The parties shall use reasonable efforts to cause the Certificates of Merger to be filed on the Closing Date.

          1.4     Effect of the Merger. The Surviving Corporation shall possess all the rights, powers, franchises and authority, both public and private, and be subject to all the disabilities and duties, of Viewlocity; shall be vested with all assets and property, real, personal and mixed, and every interest therein, wherever located, belonging to Viewlocity; and shall be liable for all the obligations and liabilities of Viewlocity.

          1.5     Articles of Incorporation; Bylaws. The Articles of Incorporation and Bylaws of SynQuest in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided in the GBCC.

          1.6     Directors. The directors of the Surviving Corporation immediately following the Effective Time shall be the directors set forth in Section 5.10 herein, which directors shall serve until the earlier of the election or appointment of their successors or until their resignation or removal.

          1.7     Officers. The officers of the Surviving Corporation immediately following the Effective Time shall be the officers set forth in Section 5.11 herein, which officers shall serve until the earlier of the election or appointment of their successors or until their resignation or removal.

ARTICLE II

CONVERSION OF CAPITAL STOCK

          2.1     Conversion of Capital Stock. At the Effective Time, in consideration and fulfillment of the obligations, covenants, terms and conditions set forth in this Agreement, by virtue of the Merger and without any action on the part of any holder thereof, each share of Viewlocity Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than shares held by stockholders who perfect their appraisal rights as provided in Section 2.4) shall be affected as follows:

                   (a)    The shares of Common Stock, par value $0.01 per share, of Viewlocity (the “Viewlocity Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an aggregate of $1,000, and thereafter shall be canceled.

                   (b)    The shares of Series E Convertible Preferred Stock, par value $0.01 per share, of Viewlocity (the “Viewlocity Series E Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an aggregate of $1,000, and thereafter shall be canceled.

                   (c)    The shares of Series F Convertible Preferred Stock, par value $0.01 per share, of Viewlocity (the “Viewlocity Series F Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an aggregate of 2,946,867 shares of Common Stock, par value $0.01 per share, of SynQuest (“SynQuest Common Stock”); each share of Viewlocity Series F Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of shares of SynQuest Common Stock to be determined by dividing 2,946,867 shares by the total number of shares of Viewlocity Series F Preferred Stock outstanding immediately prior to the Effective Time.

                   (d)    The shares of Series F-1 Convertible Preferred Stock, par value $0.01 per share, of Viewlocity (the “Viewlocity Series F-1 Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an aggregate of $1,000, and thereafter shall be canceled.

                   (e)    The shares of Viewlocity Capital Stock held in treasury by Viewlocity, if any, shall be automatically cancelled and extinguished immediately and shall cease to exist without any consideration payable with respect thereto.

          An aggregate of 2,946,867 shares of SynQuest Common Stock shall be issued upon conversion of Viewlocity Capital Stock in connection with the Merger in accordance with this Section 2.1.

          2.2     Viewlocity Options and Warrants. All warrants and options to purchase Viewlocity Capital Stock outstanding as of the Effective Time shall be terminated and have no further force and effect. At the Effective Time, all Viewlocity employee stock option plans shall terminate and be of no further force and effect.

          2.3     Exchange of Certificates.

                   (a)    Delivery of SynQuest Common Stock Certificates and Cash. At the Closing, SynQuest shall supply for exchange in accordance with this Article II, certificates evidencing the SynQuest Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Viewlocity Series F Preferred Stock, and cash in an amount sufficient for payment of amounts provided for in Sections 2.1(a), (b) and (d) and payment in lieu of fractional shares pursuant to Section 2.3(g).

                   (b)    Escrow Shares. At the Closing, and subject to the terms and conditions set forth in the Escrow Agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”), SynQuest will deliver to the Escrow Agent (as defined in the Escrow Agreement), in the aggregate 147,343 shares of SynQuest Common Stock (the “Escrow Shares”), in the names of the Viewlocity Series F Stockholders as set forth in Schedule 2.3, to be held in the manner described in the Escrow Agreement.

                   (c)    Surrender of Certificates. Promptly after the Effective Time, SynQuest or its agent shall send or cause to be sent to each former stockholder of record of Viewlocity at the Effective Time transmittal materials for use in exchanging certificates of Viewlocity Capital Stock (“Certificates”) for certificates of SynQuest Common Stock or for cash, as appropriate in accordance with Section 2.1. After the Effective Time, the holder of such Certificate, upon surrender thereof to SynQuest or an agent designated by SynQuest, together with duly executed transmittal materials or upon compliance by the holder or holders thereof with SynQuest’s procedures with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor (i) any payment due in lieu of fractional shares and certificates evidencing that number of whole shares of SynQuest Common Stock which such holder has the right to receive in accordance with Section 2.1 in respect of the shares of Viewlocity Series F Preferred Stock formerly evidenced by such Certificate, less such holder’s pro-rata portion of the Escrow Shares as set forth on Schedule 2.3 (the “Viewlocity Series F Initial Consideration”) or (ii) cash consideration which such holder has the right to receive in accordance with Section 2.1 in respect of the shares of Viewlocity Common Stock, Viewlocity Series E Preferred Stock, or Viewlocity Series F-1 Preferred Stock (together with the Viewlocity Series F Initial

Consideration, the “Initial Consideration”) (the aggregate Initial Consideration and the Escrow Shares being, collectively, the “Merger Consideration”), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Viewlocity Capital Stock, which is not registered in the transfer records of Viewlocity as of the Effective Time, SynQuest Common Stock and/or cash may be issued and paid in accordance with this Article II to a transferee if the Certificate evidencing such shares is presented to SynQuest, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.3 and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each Certificate that, prior to the Effective Time, represented shares of Viewlocity Capital Stock will be deemed from and after the Effective Time, for all corporate purposes to represent the right to receive upon such surrender the number of full shares of SynQuest Common Stock or cash to be issued in consideration therefor upon surrender of the Certificate in accordance with this Section 2.3 and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.3(g). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to any provision of this Article II. Notwithstanding the foregoing, the right of any holder of one or more Certificates evidencing outstanding shares of Viewlocity Series F Preferred Stock to receive from SynQuest one or more certificates evidencing shares of SynQuest Common Stock will be conditioned on such holder’s delivery to SynQuest, together with such holder’s one or more Certificates, of an executed Investor Questionnaire, substantially in the form of Exhibit B hereto.

                   (d)    Issuance of Shares to Persons other than the Record Holder. If any certificate for shares of SynQuest Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to SynQuest or any person designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of SynQuest Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of SynQuest or any agent designated by it that such tax has been paid or is not payable.

                   (e)    No Liability. Notwithstanding anything to the contrary in this Section 2.3, neither SynQuest nor Viewlocity shall be liable to any Person for any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. “Person” means any individual, trust, estate, partnership, association, company, corporation, sole proprietorship, professional corporation or professional association.

                   (f)     Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, SynQuest shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, such shares of SynQuest Common Stock or such cash as may be required pursuant to Article II; provided, however, that SynQuest may, in its sole discretion and as a condition precedent to the issuance thereof, require the Person claiming such Certificate to be lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against SynQuest with respect to the Certificates alleged to have been lost, stolen or destroyed.

                   (g)    Fractional Shares. Each record holder of shares of Viewlocity Series F Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive, upon a delivery of SynQuest Common Stock, a fraction of a share of SynQuest Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of SynQuest Common Stock multiplied by the market value of one (1) share of SynQuest Common Stock at the Effective Time. The market value of one (1) share of SynQuest Common Stock at the Effective Time shall be the closing price of the SynQuest Common Stock, as reported by the Nasdaq National Market, the Nasdaq SmallCap Market, or other inter-dealer quotation or bulletin board system on which the SynQuest Common Stock is then listed, on the trading day immediately prior to such date. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares.

                   (h)    Adjustments to Conversion. In the event SynQuest changes the number of shares of SynQuest Common Stock issued and outstanding as a result of a stock split, stock dividend, reverse stock split or similar recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction (“Recapitalization Event”) and the record date therefor (in the case of a stock dividend or other such recapitalization for which a record date is established) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the number of shares of SynQuest Common Stock to be delivered in the Merger shall be adjusted appropriately to reflect the Recapitalization Event.

                   (i)     No Further Ownership Rights in Viewlocity Common Stock; No Interest. The Merger Consideration delivered upon the exchange of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to shares of Viewlocity Capital Stock previously represented by such Certificates. Until surrendered and exchanged in accordance with this Section 2.3, each Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration in respect of the shares of Viewlocity Capital Stock evidenced by such Certificate and shall have no other rights.

                   (j)     Closing of Viewlocity Transfer Books. At the Effective Time, the stock transfer books of Viewlocity shall be closed, and no transfer of Viewlocity Capital Stock shall thereafter be made. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.3.

                   (k)    Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to SynQuest Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SynQuest Common Stock represented thereby, until the holder of record of such Certificate shall surrender such Certificate in accordance with this Article II. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the Certificate representing whole shares of SynQuest Common Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of SynQuest Common Stock; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of SynQuest Common Stock.

                   (l)     Taking of Necessary Action; Further Action. Each of the parties hereto will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as practicable. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Viewlocity, the officers and directors of Viewlocity immediately prior to the Effective Time are fully authorized in the name of Viewlocity or otherwise to take, and will take, all such lawful and necessary reasonable action.

          2.4     Appraisal Rights.

                   (a)    Notwithstanding any provision of this Agreement to the contrary, any shares of Viewlocity Capital Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (the “Dissenting Shares”) shall not be converted into or represent any right to receive SynQuest Common Stock or cash as provided in Section 2.1, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

                   (b)    Notwithstanding the provisions of subsection (a), if any holder of shares of Viewlocity Capital Stock demands appraisal of such shares under the DGCL and shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only a right to receive SynQuest Common Stock or cash as provided in Section 2.1, without interest thereon.

                   (c)    Viewlocity shall give SynQuest (i) prompt notice of any written demands for appraisal of any shares of Viewlocity Capital Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by Viewlocity; and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Viewlocity shall not, except with the prior written consent of SynQuest, voluntarily make any payment with respect to any demands for appraisal of Viewlocity Capital Stock or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF VIEWLOCITY

          Viewlocity hereby represents and warrants to SynQuest (except as set forth on the disclosure schedule delivered by Viewlocity to SynQuest prior to or at the execution of this Agreement (“Viewlocity Disclosure Schedules”) and making reference to the particular subsection of this Agreement requiring such disclosure or to which exception is being taken) that the following statements are true and correct as of the date of this Agreement.

          3.1     Corporate Organization.

                   (a)    Viewlocity is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Viewlocity has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Viewlocity. “Material Adverse Effect” means, with respect to Viewlocity or SynQuest, any circumstance, change in, or effect on the assets, liabilities, results of operation, business or affairs of such entity or of any corporation, partnership, joint venture or other legal entity in which the entity directly or indirectly, owns or controls the voting of at least a 50% share or other equity interest or for which such person or entity, directly or indirectly, acts as a general partner (“Subsidiary”) that would, individually or in the aggregate with any other circumstances, (i) materially impair its ability to conduct its business as presently being conducted or (ii) would prevent or materially delay such party from consummating the Merger and fulfilling its other obligations under this Agreement; it being specifically understood and agreed, however, that the following will not (individually or in the aggregate) be deemed a Material Adverse Effect with respect to Viewlocity or SynQuest: (1) changes or effects caused by the announcement of the transactions contemplated hereby, (2) changes or effects resulting from actions or omissions of Viewlocity or SynQuest, as the case may be, taken with the prior written consent of the other party or consistent with the provisions of the Stock Purchase Agreement, the Registration Rights Agreement or the Shareholders Agreement, and (3) changes or effects resulting from compliance with the provisions of the Stock Purchase Agreement, the Registration Rights Agreement or the Shareholders Agreement; provided further, however, that a Viewlocity Japan Transaction (as defined below) shall not be deemed a Material Adverse Effect.

                   (b)    Viewlocity Disclosure Schedule 3.1(b) sets forth the full name and jurisdiction of organization of each Subsidiary of Viewlocity (“Viewlocity Subsidiary”), as well as all trade names currently used, or used at any time during the past five years, by Viewlocity or any Viewlocity Subsidiary. Each Viewlocity Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its organization. Each Viewlocity Subsidiary has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Viewlocity. Other than as set forth on Viewlocity Disclosure Schedule 3.1(b), since inception of such Subsidiaries, none of the Viewlocity Subsidiaries has issued any securities.

                   (c)    Viewlocity has delivered to SynQuest true and correct copies of the Certificate of Incorporation and bylaws of Viewlocity and the organizational documents of each Viewlocity Subsidiary. Viewlocity’s and each Viewlocity Subsidiary’s bylaws or equivalent corporate governance documents, stock book and minute books are complete and correct in all material respects and contain all amendments thereto to date, a record of all corporate proceedings of Viewlocity and each such Viewlocity Subsidiary, and a record of all stock issuances and transfers of Viewlocity and each such Viewlocity Subsidiary.

                   (d)    Except as set forth in Viewlocity Disclosure Schedule 3.1(d), neither Viewlocity nor any Viewlocity Subsidiary owns or controls, directly or indirectly, any interest in, or has any right, obligation, commitment, understanding or arrangement with respect to any interest in, or the funding of, any corporation, company, association, partnership, joint venture, organization or other entity.

          3.2     Capitalization.

                   (a)    As of the date of this Agreement, the authorized capital stock of Viewlocity consists of 100,000,000 shares of Viewlocity Common Stock and 1,738,721,684 shares of preferred stock, $0.01 par value per share (“Viewlocity Preferred Stock”), including 2,004,035 shares of Viewlocity Series E Preferred Stock, 464,705,883 shares of Viewlocity Series F Preferred Stock, 342,600,000 shares of Viewlocity Series F-1 Preferred Stock and 464,705,883 shares of Viewlocity Series F-2 Preferred Stock (the Viewlocity Common Stock, Viewlocity Series E Preferred Stock, Viewlocity Series F Preferred Stock, Viewlocity Series F-1 Preferred Stock and Viewlocity Series F-2 Preferred Stock are collectively referred to as the “Viewlocity Capital Stock”). As of the date of this Agreement, there are (i) 5,406,620 shares of Viewlocity Common Stock issued and outstanding; (ii) 2,004,035 shares of Viewlocity Series E Preferred Stock issued and outstanding, which are convertible into 555,732 shares of Viewlocity Common Stock; (ii) 257,021,477 shares of Viewlocity Series F Preferred Stock issued and outstanding, which are convertible into 10,280,869 shares of Viewlocity Common Stock; (iii) 54,791,169 shares of Viewlocity Series F-1 Preferred Stock issued and outstanding, which are convertible into 2,191,651 shares of Viewlocity Common Stock and (iv) no shares of Viewlocity Series F-2 Preferred Stock issued and outstanding. Viewlocity Disclosure Schedule 3.2(a) sets forth the name and address of each holder of Viewlocity Common Stock, securities or instruments convertible into or exchangeable for Viewlocity Common Stock, warrants, options, calls or other rights to acquire Viewlocity Common Stock together with a statement of the number and type of securities, instruments convertible into or exchangeable for Viewlocity Common Stock, warrants, options, calls or other rights to acquire Viewlocity Common Stock held by such stockholders. All issued and outstanding shares of Viewlocity Common Stock, Viewlocity Preferred Stock, and capital stock of the Viewlocity Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and not subject to preemptive rights. Except as set forth on Viewlocity Disclosure Schedule 3.2, all of the outstanding shares of capital stock of each Viewlocity Subsidiary are owned by Viewlocity or a Viewlocity Subsidiary and are free and clear of any liens, mortgages, security interests, pledges, charges, other rights of third parties or other encumbrances (“Liens”).

                   (b)    Except as set forth on Viewlocity Disclosure Schedule 3.2, neither Viewlocity nor any Viewlocity Subsidiary has granted and is bound by (i) any outstanding subscriptions, securities, options, warrants, puts, calls, rights, commitments, agreements, arrangements or understandings of any character (except for this Agreement) calling for the sale, transfer, purchase, subscription, issuance, redemption, or creation of any shares of capital stock of Viewlocity or any Viewlocity Subsidiary, (ii) stock appreciation rights, phantom stock rights or other contractual rights the value of which is determined in whole or in part by the value of any capital of Viewlocity or any Viewlocity Subsidiary or (iii) the terms of any securities representing the right to purchase, subscribe or otherwise receive any shares of capital stock of Viewlocity or any Viewlocity Subsidiary or any securities convertible into, or exercisable or exchangeable for, any such shares, and there are no agreements or understandings with respect to voting of any such shares. Except as set forth on Viewlocity Disclosure Schedule 3.2, there are no outstanding bonds, debentures, notes or other indebtedness of Viewlocity or any Viewlocity Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders of Viewlocity may vote. Viewlocity has delivered to SynQuest copies of the plans and agreements pursuant to which Viewlocity and the Viewlocity Subsidiaries have granted any of the foregoing securities and a list of each such outstanding security, together with a schedule of the persons entitled to any of the foregoing.

                   (c)    Each offer and/or sale by Viewlocity of shares of capital stock or other securities of Viewlocity has been in compliance with federal and applicable state securities laws.

          3.3     Authority; No Violation.

                   (a)    Except for the filing of the Certificate of Merger in accordance with the DGCL, and except as set forth on Viewlocity Disclosure Schedule 3.3(a) (collectively, the “Viewlocity Approvals”), no Authorization of any third party or of any United States federal, state or local, or any foreign governmental or administrative authority, agency, department, board, investigative body or commission or any court, tribunal, or judicial or arbitral body (“Governmental Authority”) is required by or with respect to Viewlocity in connection with the execution and delivery of this Agreement and the other Merger Documents or the consummation by Viewlocity of the Merger and the other transactions contemplated by this Agreement and the other documents, certificates and agreements executed pursuant to or in connection with this Agreement (collectively, the “Merger Documents”). Subject to receipt of the Viewlocity Approvals, Viewlocity has the full corporate power and authority to enter into this Agreement and the other Merger Documents and to consummate the Merger and the other transactions contemplated by this Agreement and the other Merger Documents in accordance with the terms of this Agreement and the other Merger Documents. The execution and delivery of this Agreement and the other Merger Documents and the consummation of the Merger and the other transactions contemplated by this Agreement and the other Merger Documents have been duly and validly approved by the board of directors of Viewlocity in accordance with the Certificate of Incorporation and bylaws of Viewlocity and with Applicable Laws subject to receipt of Viewlocity Stockholder approval. Subject to the terms and conditions set forth herein, this Agreement and each other Merger Document has been duly executed and delivered by Viewlocity and, assuming the due authorization, execution and delivery by SynQuest, constitutes the legal, valid and binding obligation of Viewlocity, enforceable against Viewlocity in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. “Applicable Laws” means all applicable (i) statutes, ordinances or other legislative enactments of the United States or other country or foreign government, or of any state or agency thereof, (ii) rules, regulations, orders, permits, directives or other actions or approvals of any Governmental Authority and (iii) judgments, awards, orders, decrees, writs and injunctions of any court, Governmental Authority or arbitrator.

                   (b)    Neither the execution and delivery of this Agreement by Viewlocity, nor the consummation by Viewlocity of the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement and the other Merger Documents, will: (i) assuming that the Viewlocity Approvals are duly obtained, violate any provision of Viewlocity’s Certificate of Incorporation or bylaws or any Applicable Laws; or (ii) except as set forth in Viewlocity Disclosure Schedule 3.3(b), contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under (with or without notice or lapse of time, or both), or to accelerate the maturity or performance of, or to cancel, terminate or modify, or result in the creation of any Lien upon any of the properties or Assets of Viewlocity under, (i) any Viewlocity Material Contract or, (ii) subject to the governmental filings and other matters referred to in Section 3.3(a), any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Authority applicable to Viewlocity or its properties or assets, other than, in the case of clauses (i) and (ii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on Viewlocity.

          3.4     Financial Statements.

                   (a)    Viewlocity Disclosure Schedule 3.4(a) sets forth copies of the following (collectively, together with the related notes and any additional financial statements set forth on such Schedule, the “Viewlocity Financial Statements”): (i) the audited consolidated balance sheet of Viewlocity as of December 31, 2000 and the audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal years ended December 31, 2000 and 1999, together with the audit reports thereon of PricewaterhouseCoopers LLP, Viewlocity’s independent certified public accountants, (ii) the unaudited consolidated balance sheet of Viewlocity as of December 31, 2001 and the unaudited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year ended December 31, 2001 and (iii) the unaudited consolidated financial statements of Viewlocity (balance sheet and income statement) as of June 30, 2002 and for the six month period ended June 30,

2002. The Viewlocity Financial Statements (i) comply as to form, as of their respective dates, in all material respects with applicable accounting requirements of the Financial Accounting Standards Board with respect thereto, taken as a whole, (ii) have been prepared in accordance with generally accepted accounting principles and practices as in force in the United States from time to time (“GAAP”) and (iii) present fairly, in all material respects, the consolidated financial position of Viewlocity as of the respective dates set forth in the Viewlocity Financial Statements, and the consolidated results of Viewlocity’s operations and its cash flows for the respective periods set forth in the Viewlocity Financial Statements, except (x) that the unaudited Viewlocity Financial Statements were or are subject to normal and recurring year-end adjustments and lack footnote disclosures, all of which adjustments and footnote disclosures will not, in the aggregate, cause the information presented in the unaudited Viewlocity Financial Statements to be revised or supplemented in a manner that is material and adverse to the business or operations of Viewlocity taken as a whole and (y) for adjustments which may be made to the Viewlocity Financial Statements to reflect discontinued operations.

                   (b)    Except as and to the extent reflected, disclosed or reserved against in the Viewlocity Financial Statements, or as disclosed in Viewlocity Disclosure Schedule 3.4(b), as of June 30, 2002 (the “Viewlocity Balance Sheet Date”), Viewlocity and the Viewlocity Subsidiaries, taken as a whole, do not have any liabilities or obligations of any nature, whether absolute, accrued, direct, indirect, contingent, determined, determinable or otherwise (“Liabilities”) required by GAAP to be disclosed in the Viewlocity Financial Statements. Except as set forth on Viewlocity Disclosure Schedule 3.4(b), since the Viewlocity Balance Sheet Date, Viewlocity has not incurred, created, assumed or guaranteed any Liabilities which, in the aggregate exceed $10,000, other than (i) trade payables, capitalized leases for equipment and other Liabilities, in each case, incurred in the ordinary course of business consistent with past practice, and (ii) Liabilities incurred in connection with this Agreement, the Tilion Merger Agreement or the Stock Purchase Agreement.

          3.5     Information Supplied. The information supplied or to be supplied in writing by Viewlocity specifically for inclusion or incorporation by reference by SynQuest in any document to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the transactions contemplated hereby will, at the time such documents are filed not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

          3.6     Broker’s and Other Fees. Except as set forth on Viewlocity Disclosure Schedule 3.6, Viewlocity has not employed any broker or finder or incurred any Liability for any broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

          3.7     Absence of Certain Changes or Events.

                   (a)    Reserved.

                   (b)    Except as set forth in Viewlocity Disclosure Schedule 3.7(b), and except for the execution of this Agreement, since the Viewlocity Balance Sheet Date, Viewlocity has conducted its business only in the ordinary course, consistent with past practice, and has not:

(i) suffered any physical damage, destruction or casualty loss (whether or not such loss or damage shall have been covered by insurance) which, individually or in the aggregate, adversely affects the properties, business or prospects of Viewlocity, or suffered any deterioration in the operating condition of any physical assets of Viewlocity, normal wear and tear excepted;

(ii) increased, or made any material change in any assumptions underlying the method of calculating, any bad debt, contingency or other reserves;

(iii) made any material change in the method of valuing assets included in the Viewlocity Financial Statements;

(iv) made any change in any method of accounting or keeping its books of account or accounting practices or systems of internal accounting controls;

(v) paid, discharged or satisfied any Liability, other than by payment, discharge or satisfaction in the ordinary course of business;

(vi) permitted or allowed any of its assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien;

(vii) written down the value of any inventory or written off as uncollectable any notes or accounts receivable in excess of, in the aggregate, the greater of (i) the allowance for uncollectable accounts less charges against allowances, in both cases, as shown in the Viewlocity Financial Statements and (ii) $10,000;

(viii) canceled or waived any claims or rights, or sold, transferred, distributed or otherwise disposed of any assets or properties, except in the ordinary course of business;

(ix) declared or paid any dividend or distribution on or in respect of any of Viewlocity’s capital stock or directly or indirectly redeemed, purchased, or otherwise acquired any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any options, warrants or other rights to purchase any of the foregoing, or authorized the issuance of, or issued, sold or committed to sell (or granted any options or rights to purchase) any additional shares of its capital stock, or sold, issued or incurred any indebtedness for borrowed money;

(x) issued any capital stock or rights to acquire capital stock;

(xi) experienced any strike, walkout, similar labor trouble or other similar event;

(xii) increased the salaries or other remuneration, including severance or termination pay, payable or to become payable to, or made any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee or shareholder (except normal merit increases made in the ordinary course of business, consistent with past practice), or established, made any increase in, or any addition to, other benefits (including, without limitation, any Viewlocity Benefit Plan, as hereinafter defined) to which any of them may be entitled, or made any payments to any Viewlocity Benefit Plan, except payments in the ordinary course of business and consistent with past practice, or entered into any agreement, arrangement or transaction with any such person not in the ordinary course of business, or failed to make any required payment under any Viewlocity Benefit Plan;

(xiii) entered into, terminated, modified or amended any agreement with any director, officer or other “affiliate” of such director or officer, as the term is defined in Section 14A of the Securities and Exchange Act of 1934, as amended (an “Affiliate”); or

(xiv) made any tax election that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of Viewlocity or any settlement or compromise of any material tax liability.

          3.8     Legal Proceedings. Except as disclosed in Viewlocity Disclosure Schedule 3.8, Viewlocity is not a party to any, and there is no pending or, to Viewlocity’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental investigation of any nature against Viewlocity or any Viewlocity Subsidiary, that, individually or in the aggregate, if determined adversely to Viewlocity or any Viewlocity Subsidiary could reasonably be expected to have a Material Adverse Effect on Viewlocity. Except as disclosed in Viewlocity Disclosure Schedule 3.8, neither Viewlocity nor any Viewlocity Subsidiary is a party to any order, judgment or decree entered in any lawsuit or proceeding that is reasonably likely to have a Material Adverse Effect on Viewlocity. Without limiting the foregoing, except as disclosed in Viewlocity Disclosure Schedule 3.8, no actions, suits, demands, notices, claims, investigations or proceedings that are reasonably likely to have a Material Adverse Effect on Viewlocity are pending or, to Viewlocity’s Knowledge, threatened against or otherwise involving, directly or indirectly, any officer, director, employee or agent of Viewlocity (in connection with such officer’s, director’s, employee’s or agent’s activities on behalf of Viewlocity or that otherwise relate, directly or indirectly, to Viewlocity or its properties or securities) including without limitation any notices, demand letters or requests from any Governmental Authority relating to such potential Liabilities, nor, to Viewlocity’s Knowledge, are there any circumstances which could reasonably be expected to lead to such actions, suits, demands, notices, claims, investigations or proceedings. “Knowledge” means actual knowledge and, as used with respect to SynQuest and Viewlocity, means the actual knowledge of each of their respective officers, and the information which, after reasonable consideration and inquiry by such officers of SynQuest or Viewlocity, as the case may be, would be recognized by reasonable persons of similar experience in such positions as relevant to the matter(s) qualified by the words “to the knowledge of” or “known to” such person.

          3.9     Taxes and Tax Returns. Except as disclosed in Viewlocity Disclosure Schedule 3.8:

                   (a)    Viewlocity and Viewlocity Subsidiaries have duly filed (and until the Closing will so file) all material returns, estimates, declarations of estimated tax, reports, information returns and statements, including information returns or reports with respect to backup withholding and other payments to third parties (“Viewlocity Returns”) required to be filed by them in respect of any United States federal, state or local Taxes and have duly paid (and until the Closing will so pay) all such Taxes due and payable, other than Taxes which are being contested in good faith (and disclosed on Viewlocity Disclosure Schedule 3.8). All Viewlocity Returns are complete and correct in all material respects and accurately disclose in all material respects all Taxes required to be paid for the periods covered thereby, and no other Taxes are payable by Viewlocity or any Viewlocity Subsidiary with respect to items or periods covered by such Viewlocity Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement, except for Taxes for which an adequate reserve (determined in accordance with GAAP) has been established. Viewlocity and the Viewlocity Subsidiaries have paid or caused to be paid all Taxes for which no Viewlocity Return is required to be filed. Each of Viewlocity and Viewlocity Subsidiaries has established (and until the Closing will establish) on their books and records reserves that are adequate (determined in accordance with GAAP) for the payment of all Taxes not yet due and payable, but that are incurred in respect of Viewlocity and Viewlocity Subsidiaries prior to the Closing. “Tax” or “Taxes” means and includes (i) any and all taxes, fees, levies, assessments, duties, tariffs, imposts and similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including all income and property taxes (including but not limited to federal and state income taxes, real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes and sales and use taxes), foreign, domestic, local, state or other jurisdictional taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, franchise, gross receipts, occupation, personal property, environmental, workers compensation, PBGC premiums, value added, or gains taxes; license, registration and documentation fees, and customs duties, tariffs and similar charges, (ii) liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in (i) or (ii).

                   (b)    Viewlocity and Viewlocity Subsidiaries have not received any notice that any of the Viewlocity Returns has been examined by the United Stated Internal Revenue Service (“IRS”), or any other United States federal or state Governmental Authority within the past six years. There are no audits or other Governmental Authority proceedings, investigations or inquiries with respect to Taxes currently pending or, to Viewlocity’s Knowledge, contemplated, nor any other disputes pending with respect to, nor, to Viewlocity’s Knowledge claims asserted for, Taxes upon Viewlocity or any Viewlocity Subsidiary, nor has Viewlocity or any Viewlocity Subsidiary given any currently outstanding waivers or comparable consents regarding the application of any statute of limitations with respect to any Taxes or Viewlocity Returns. There are no Liens for Taxes upon the assets of Viewlocity or any Viewlocity Subsidiary, except for Liens for Taxes not yet due and payable or for Taxes which are being contested in good faith and for which appropriate reserves have been established. Any Taxes being contested are disclosed on Viewlocity Disclosure Schedule 3.9. Viewlocity and Viewlocity Subsidiaries have complied (and until the Closing will comply) in all material respects with all Applicable Laws relating to the payment and withholding of Taxes.

          (c)    Neither Viewlocity nor any Viewlocity Subsidiary (i) has requested any extension of time within which to file any Viewlocity Return which Viewlocity Return has not since been filed; (ii) is a party to any agreement providing for the indemnification, allocation or sharing of Taxes; (iii) is required to include in income any material adjustment by reason of a voluntary change in accounting method initiated by Viewlocity or any Viewlocity Subsidiary (nor does Viewlocity or any Viewlocity Subsidiary have any Knowledge that any Governmental Authority has proposed any such adjustment or change of accounting method); (iv) has filed a consent with any Governmental Authority pursuant to which Viewlocity or any Viewlocity Subsidiary has agreed to recognize gain (in any manner) relating to or as a result of this Agreement or the transactions contemplated by this Agreement; or (v) has been a member of an affiliated group other than one of which Viewlocity or any Viewlocity Subsidiary was the common parent.

          (d)    The amount of the liability of Viewlocity for unpaid Taxes for all periods ending on or before the most recent financial statements does not, in the aggregate, exceed by more than $25,000 the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on such financial statements. The amount of the liability for Taxes of Viewlocity for unpaid Taxes for all periods ending on or before the Effective Time shall not, in the aggregate, exceed by more than $25,000 the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the most recent financial statements, as adjusted for operations and transactions in the ordinary course of business of Viewlocity since the date of such financial statements in accordance with past custom and practice.

3.10 Benefit Plans.

                   (a)    Certain definitions used in this Section 3.10 and in Section 4.10 hereof are as follows:

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the regulations promulgated thereunder.

“DOL” shall mean the United States Department of Labor.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to a Person, any other Person which is required to be aggregated with such Person under Code Section 414(b), (c), (m) and/or (o) at any time prior to the Closing.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established under Title IV of ERISA.

                   (b)    Viewlocity Disclosure Schedule 3.10(b) lists (i) each pension, retirement, profit-sharing, cash or deferred compensation, stock option, phantom stock, stock appreciation rights, employee stock ownership, severance pay, vacation, paid time off, education-reimbursement, bonus, incentive, and other or similar plan, program or other arrangement, (ii) each cafeteria, Section 125, medical, vision, dental, disability, death benefit, life insurance, health and/or accident plan, program or other arrangement, (iii) each written or unwritten employee or other similar program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, and (iv) each other employee benefit plan, voluntary employees’ beneficiary association, fringe benefit plan, and other similar plan, program or other arrangement, agreement or understanding, including, without limitation, each “employee benefit plan,” as that term is defined in Section 3(3) of ERISA, which is currently maintained, sponsored in whole or in part, required to be contributed by, or contributed to by Viewlocity or any ERISA Affiliate of Viewlocity, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee, retiree, dependent, spouse or other family member or beneficiary of such employee or retiree, director, independent contractor, stockholder, officer or consultant or other beneficiary of Viewlocity or any ERISA Affiliate of Viewlocity or under (or in connection with) which Viewlocity or an ERISA Affiliate of Viewlocity has any contingent or noncontingent liability of any kind, whether or not probable of assertion (all of the items set forth in clauses (i) through (iv) above, collectively, the “Viewlocity Benefit Plans,” and each a “Viewlocity Benefit Plan”). Any of the Viewlocity Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or an “employee welfare benefit plan,” as that term is defined in Section 3(1) of ERISA, is referred to herein as an “Viewlocity ERISA Plan.”

                   (c)    With respect to all Viewlocity Benefit Plans, Viewlocity has made available to SynQuest: (i) all trust agreements or other funding arrangements, including insurance contracts, all annuity contracts, financial contributions, actuarial statements or valuations, fidelity bonds, fiduciary liability policies, investment manager or advisory contracts, corporate resolutions or memoranda, administrative committee minutes or memoranda or records, and all amendments (if any) thereto, (ii) where applicable, with respect to any such plans or plan amendments, the most recent determination letters issued by the IRS, (iii) all communications or other correspondence issued within the last six (6) years by any Governmental Authority, including without limitation, the IRS, DOL and the PBGC with respect to such Viewlocity Benefit Plan, (iv) annual reports or returns and audited or unaudited financial statements for the most recent three plan years and any amendments thereto, and (v) the most recent summary plan descriptions, any material modifications thereto, and all material employee communications with respect to such Viewlocity Benefit Plans. Prior to or contemporaneous with the delivery of Viewlocity Disclosure Schedule 3.10(b), Viewlocity has delivered or otherwise made available to SynQuest a true and complete copy of all such Viewlocity Benefit Plans, agreements, letters, rulings, opinions, letters, reports, returns, financial statements and summary plan descriptions described in this Section 3.10.

                   (d)    Except as set forth on Viewlocity Disclosure Schedule 3.10(d), all the Viewlocity Benefit Plans and any related trusts subject to ERISA comply in all material respects with and have been administered in compliance in all material respects with the provisions of ERISA, all applicable provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise necessary to secure intended tax consequences, all applicable state or federal securities laws and all other applicable laws, rules and regulations and collective bargaining agreements, and Viewlocity has not received any notice from any Governmental Authority or instrumentality questioning or challenging such compliance. All required material governmental approvals for the Viewlocity Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of the Viewlocity ERISA Plans and tax exemption of, related trusts, as applicable, under the Code and timely registration and disclosure under applicable securities laws, and all such governmental approvals continue in full force and effect. No event has occurred that will or could give rise to disqualification of any such Viewlocity Benefit Plan under Sections 401(a) or 501(a) of the Code or to a tax under Section 511 of the Code.

                   (e)    Neither Viewlocity nor to the Knowledge of Viewlocity any administrator or fiduciary of any such Viewlocity Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could subject Viewlocity to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA. No legally binding oral or written representation or communication with respect to any aspect of the Viewlocity Benefit Plans has been or will be made to employees of Viewlocity that is not in accordance with the written or otherwise preexisting terms and provisions of such Viewlocity Benefit Plans in effect immediately prior to the Closing, except for any amendments or terminations required by the terms of this Agreement. There are no unresolved claims or disputes under the terms of, or in connection with, the Viewlocity Benefit Plans and no action, legal or otherwise, has been commenced with respect to any claim.

                   (f)     All annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued, and all records and data maintained by Viewlocity with respect to the Viewlocity Benefit Plans are materially correct, complete and accurate as of the dates thereof; and there have been no amendments filed to any of such reports, returns, statements, valuations or descriptions or required to make the information therein true and accurate.

                   (g)    Neither Viewlocity nor any other “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code) of any Viewlocity Benefit Plan has engaged in any “prohibited transaction” (within the meaning of Sections 503(b) or 4975(c) of the Code or Section 406 of ERISA) with respect to such Viewlocity Benefit Plan, for which there is no statutory, Governmental or individual or class exemption. There has been no (a) “reportable event” (as defined in Section 4043 of ERISA), or event described in Section 4062(f) or Section 4063(a) of ERISA or (b) termination or partial termination, withdrawal or partial withdrawal with respect to any of the Viewlocity ERISA Plans that Viewlocity or any ERISA Affiliate of Viewlocity maintains or contributes to or has maintained or contributed to or was required to maintain or contribute to for the benefit of employees of Viewlocity or any ERISA Affiliate of Viewlocity now or formerly in existence.

                   (h)    For any Viewlocity ERISA Plan that is an employee pension benefit plan as defined in ERISA Section 3(2), the fair market value of such Viewlocity Benefit Plan’s assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all participants in such Viewlocity Benefit Plan. For this purpose the assumptions prescribed by the PBGC for valuing plan assets or liabilities upon plan termination shall be applied and the term “benefits” shall include the value of any early retirement or ancillary benefits (including shutdown benefits) provided under any Viewlocity Benefit Plan. As of the Closing, full payment will have been made of all amounts which Viewlocity is required to have made at or prior to such time, under any Applicable Laws, as a contribution to any Viewlocity Benefit Plan or to any benefit plan of an ERISA Affiliate of Viewlocity, and no accumulated funding deficiency (as defined in ERISA Section 302 or Code Section 412), whether or not waived, will exist with respect to any Viewlocity Benefit Plan.

                   (i)     Except as described on Viewlocity Disclosure Schedule 3.10(i), as of the Closing, Viewlocity will have no current or future liability with respect to any events or matters occurring, arising or accruing on or prior to such date under any Viewlocity Benefit Plan (A) that was not reflected in Viewlocity Financial Statements or (B) that represents contributions required to be made under written terms of such Viewlocity Benefit Plan as of the Closing.

                   (j)     Viewlocity does not maintain any Viewlocity Benefit Plan providing deferred or stock based compensation which is not reflected in Viewlocity Financial Statements.

                   (k)    Except as disclosed on Viewlocity Disclosure Schedule 3.10(k), neither Viewlocity nor any ERISA Affiliate of Viewlocity has maintained, and neither now maintains, a Viewlocity Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA and Code Section 4980B.

                   (l)     Except as set forth on Viewlocity Disclosure Schedule 3.10(l), the execution of this Agreement, the Viewlocity Stockholder Approval or the consummation of the Merger and the other transactions contemplated by this Agreement will not (i) entitle any current or former employee (or any spouse, dependent or other family member of such employee) of Viewlocity or any ERISA Affiliate of Viewlocity to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of Viewlocity, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee (or any spouse, dependent or other family member of such employee).

                   (m)   All Viewlocity Benefit Plans subject to Section 4980B of the Code, as amended from time to time, or Part 6 of Title I of ERISA or both have been maintained in good faith compliance with the requirements of such laws and any regulations (proposed or otherwise) issued thereunder.

                   (n)    No liability to the PBGC has been incurred as of the Closing by Viewlocity or any ERISA Affiliate of Viewlocity, except for PBGC insurance premiums, and all such insurance premiums incurred or accrued up to and including the Closing have been timely paid.

                   (o) Neither Viewlocity nor any ERISA Affiliate of Viewlocity maintains or has maintained, has contributed to or has been required to contribute to, a multi-employer plan (as defined in Section 3(37) of ERISA). No amount is due or owing from Viewlocity on account of a multi-employer plan (as defined in Section 3(37) of ERISA) on account of any withdrawal therefrom.

                   (p) All annual reports (as described in Section 103 of ERISA) and all Forms 5500 relating to the applicable provisions of the Code required to be filed in connection with one or more of the Viewlocity Benefit Plans have been timely and properly filed in accordance with Applicable Laws.

          3.11    Compliance with Applicable Laws. Except as set forth in Viewlocity Disclosure Schedule 3.11, Viewlocity and the Viewlocity Subsidiaries, and to the Knowledge of Viewlocity, its employees and the employees of the Viewlocity Subsidiaries, hold all licenses, franchises, grants, charges, easements, variances, exceptions, certificates, permits, consents, orders and authorizations (“Licenses”) necessary for the lawful conduct of its or their business for Viewlocity, except where the failure to hold any License would not, individually or in the aggregate, have a Material Adverse Effect on Viewlocity. No proceeding is pending or, to Viewlocity’s Knowledge, threatened seeking the revocation or suspension of any License. Viewlocity and each of the Viewlocity Subsidiaries are and have been in compliance in all respects with all Applicable Laws, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on Viewlocity. No action, demand, requirement or investigation by any Governmental Authority and no outstanding order, writ, injunction, or decree of any Governmental Authority is pending or, to Viewlocity’s Knowledge, threatened, against Viewlocity or any Viewlocity Subsidiary affecting, involving, or relating to their business or assets. The Merger, in and of itself, would not cause the revocation or cancellation of any License that individually or in the aggregate would have a Material Adverse Effect on Viewlocity.

          3.12    Certain Contracts.

                   (a)    Viewlocity Disclosure Schedule 3.12 lists the following written agreements (collectively, the “Viewlocity Material Contracts”) to which Viewlocity or any Viewlocity Subsidiary is a party or by which Viewlocity or any Viewlocity Subsidiary or any of its or their respective properties or assets is bound:

(i) all written agreements that involve an actual or potential obligation or commitment whether liquidated or contingent of more than $25,000 individually or $50,000 in the aggregate or which have a fixed term extending more than 12 months from the date of this Agreement (there being no oral agreements of this kind);

(ii) all joint venture, sales agency, sales representative or distributorship, broker, franchise, license or similar agreements;

(iii) all leases relating to real property or to other material assets used in Viewlocity’s business;

(iv) all notes, bonds, mortgages, security agreements, and other agreements and instruments for or relating to any lending or borrowing by Viewlocity or any Viewlocity Subsidiary in any amount (exclusive of advances to employees for expenses and trade payables incurred in the ordinary course of business);

(v) all non-competition or similar agreements or obligations which materially limit or which could materially limit Viewlocity or any Viewlocity Subsidiary from engaging in any business in any location or from competing with any other Person;

(vi) all powers of attorney, guarantees, suretyships or similar agreements; and

(vii) all other written agreements the breach of or default under which could have a Material Adverse Effect on Viewlocity.

                   (b)    Each of the Viewlocity Material Contracts is valid, binding and enforceable on the parties thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                   (c)    Except as disclosed in Viewlocity Disclosure Schedule 3.12(c), the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Viewlocity to any officer, employee, director, consultant or other person. Viewlocity Disclosure Schedule 3.12(c) sets forth true and correct copies of all written severance or employment agreements with officers, employees, directors, agents, consultants and other persons to which Viewlocity is a party. Except as set forth on Viewlocity Disclosure Schedule 3.12(c), Viewlocity is not a party to any oral agreements of the kind referred to in the preceding sentence.

                   (d)    Except as disclosed in Viewlocity Disclosure Schedule 3.12(d), no agreement or understanding exists to which Viewlocity is a party or by which Viewlocity or any of the Viewlocity Subsidiaries is bound which purports to limit the manner in which, or the localities in which, any portion of the business of Viewlocity is or may be conducted.

                   (e)    Except as disclosed in Viewlocity Disclosure Schedule 3.12(e), neither Viewlocity nor any Viewlocity Subsidiary nor, to Viewlocity’s Knowledge, any other party thereto, is in breach or default under any of the Viewlocity Material Contracts to which Viewlocity or any Viewlocity Subsidiary is a party or to which Viewlocity, any Viewlocity Subsidiary or its or their properties is bound; no event has occurred (and, to Viewlocity’s Knowledge, no event is imminent)

which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a breach or default thereunder entitling any party to terminate a Viewlocity Material Contract or other such agreement; and the continuation, validity and effectiveness of all such Viewlocity Material Contracts and agreements under the current terms thereof and the current rights and obligations of Viewlocity or any Viewlocity Subsidiary thereunder will in no way be affected, altered or impaired by the consummation of the transactions contemplated by this Agreement.

          3.13      Properties and Insurance.

                   (a)    Except as disclosed in the Viewlocity Financial Statements or in Viewlocity Disclosure Schedule 3.13(a), Viewlocity and the Viewlocity Subsidiaries have all necessary right, title and interest in and to and, as to owned real property, marketable title to, all assets and properties, whether real or personal, tangible or intangible, reflected in the Viewlocity Financial Statements as of the Viewlocity Balance Sheet Date or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business since such date), subject to no Liens except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith; (ii) such Liens and title imperfections that do not in the aggregate have a Material Adverse Effect on Viewlocity; (iii) statutory liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons for labor, materials, supplies, or rentals, if any; (iv) Liens resulting from deposits made in connection with workers’ compensation, unemployment insurance, social security and like laws; and (v) Liens of banks and financial institutions with respect to funds on deposit therewith or other property in possession thereof. Except as set forth in Viewlocity Disclosure Schedule 3.13(a), all of the personal property of Viewlocity is in the possession and under the control of Viewlocity. Viewlocity and the Viewlocity Subsidiaries, as lessee, have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by Viewlocity and the Viewlocity Subsidiaries as currently occupied, used, possessed and controlled by Viewlocity and the Viewlocity Subsidiaries or necessary in the operation of its or their business as currently conducted. Viewlocity Disclosure Schedule 3.13(a) lists all real property owned by Viewlocity and all real property leased or occupied by Viewlocity in connection with which Viewlocity pays $5,000 or more per month for its leasehold or license interest.

                   (b)    The business operations and all insurable properties and assets of Viewlocity and the Viewlocity Subsidiaries are insured for its or their benefit against all risks which, consistent with industry practice, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are consistent with industry practice. Certificates of insurance and bonds and self-insurance arrangements with respect to all such insurable properties and assets are attached hereto as Viewlocity Disclosure Schedule 3.13(b). Neither Viewlocity nor any of the Viewlocity Subsidiaries has received any written notice of cancellation or written notice of a material amendment of any such insurance policy or bond, and Viewlocity and the Viewlocity Subsidiaries are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                   (c)    No Person other than Viewlocity and the Viewlocity Subsidiaries are currently entitled to possession of or other right to any of the properties of Viewlocity and the Viewlocity Subsidiaries, whether owned or leased by Viewlocity or any of the Viewlocity Subsidiaries. The real property, buildings, structures and improvements owned or leased by Viewlocity and the Viewlocity Subsidiaries conform in all material respects to all Applicable Laws, including zoning regulations, none of which would upon consummation of the transactions contemplated by this Agreement materially and adversely interfere with the use of such properties, buildings, structures or improvements for the purposes for which they are now utilized. The properties and assets owned or leased by Viewlocity and the Viewlocity Subsidiaries are adequate for the conduct of its and their business as currently conducted and are in good repair and operating condition, normal wear and tear excepted. The properties and assets owned or leased by Viewlocity and the Viewlocity Subsidiaries constitute all of the property and assets that Viewlocity and the Viewlocity Subsidiaries use or may reasonably need in connection with the operation of its or their business as currently conducted.

          3.14    Environmental Matters.

                   (a)    The operations of Viewlocity and the Viewlocity Subsidiaries comply, and have complied, in all respects with all applicable Environmental Laws. The term “Environmental Laws” shall mean all Applicable Laws relating to the health or safety of any Person, natural resources, conservation, wildlife, waste management, Hazardous Substances, and pollution (including, without limitation, regulation of releases and disposals to air, soil, land water and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sec. 6901 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Sec. 6901 et seq.; Hazardous Materials Transportation Act, 49 U.S.C. Sec. 1801 et seq.; Federal Water Pollution Control Act of 1976, 15 U.S.C. Sec. 2601 et seq.; Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Sec. 651 et seq.; Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sec. 4321 et seq.; Safe Drinking Water Act of 1974, as amended, 42 U.S.C. Sec. 300(f) et seq.; and any similar or implementing state, local and foreign law, and all successor statutes, amendments, rules, regulations, guidance documents and publications promulgated thereunder. For purposes of this provision, “Hazardous Substances” means any chemicals, wastes, compounds, byproducts, pollutants, contaminants, flammable materials, petroleum, polychlorinated biphenyls, explosives, radioactive materials, hazardous wastes, toxic substances, asbestos containing materials or any other substances or materials now or hereafter defined as hazardous or toxic pursuant to Environmental Laws, and any other materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed, generated, manufactured, transported or otherwise handled.

                   (b)    Viewlocity and the Viewlocity Subsidiaries have obtained all environmental, health and safety Licenses and other authorizations necessary for the operation of its and their business, all of which are valid and in good standing and are not subject to any modification or revocation proceeding, and Viewlocity and the Viewlocity Subsidiaries are in compliance in all respects with all terms and conditions thereof.

                   (c)    Viewlocity has not received any written notice of any pending or threatened investigation, proceeding or claim to the effect that Viewlocity is or may be liable to any person or entity, or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs, as a result of noncompliance with any Environmental Laws, and there is no past or present action, activity, condition or circumstance that could be expected to give rise to any such liability on the part of Viewlocity to any person or entity or for any such cleanup costs.

          3.15      Intellectual Property Rights.

                   (a)    Viewlocity Intellectual Property. All patents, patent rights, trademarks, trade names, service marks, Internet domain names, copyrights and any renewal rights therefor, mask works, schematics, technology, trade secrets, know-how, computer software programs or applications (in both source and object code form) and other proprietary, intellectual property rights and computer programs (“Viewlocity Software Programs”), technical documentation of the Viewlocity Software Programs (“Viewlocity Technical Documentation”), registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that are or have been used in (including, without limitation, in the development of) Viewlocity’s products, technology or Viewlocity Software Programs (i) currently being manufactured, published or marketed by Viewlocity, or (ii) currently under development for possible future manufacturing, publication, marketing or other use by Viewlocity are hereinafter referred to as the “Viewlocity Intellectual Property.”

                   (b)    Applications and Registrations. Viewlocity Disclosure Schedule 3.15(b) contains a true and complete list of all of Viewlocity’s patents, patent rights, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet domain name applications, unregistered copyrights and copyright registrations and applications made or taken pursuant to federal, state, local and foreign laws by Viewlocity to protect its interests in the Viewlocity Intellectual Property.

                   (c)    Rights to Viewlocity Intellectual Property. The Viewlocity Intellectual Property consists solely of items and rights which are (i) owned by Viewlocity or (ii) rightfully used by Viewlocity and its successors pursuant to valid licenses. Viewlocity has all rights in the Viewlocity Intellectual Property necessary to carry out Viewlocity’s current, former and anticipated activities (except that in order to conduct its business as reasonably foreseeable in the future, Viewlocity may be required to license from third parties additional software for distribution directly or indirectly to customers or for development purposes); provided that, with respect to third-party software applications licensed by Viewlocity (“Viewlocity Third-Party Software”), the foregoing shall apply only to Viewlocity’s Knowledge. Subsequent to the Merger, the Surviving Corporation’s use of any Viewlocity Intellectual Property which is material to the conduct of the business of Viewlocity, taken as a whole, will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the intellectual property rights of any other Person.

                   (d)    Third-Party Claims. Viewlocity has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights or other proprietary information of any other Person, except for any such interference, infringement, misappropriation or other conflict which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Viewlocity. Except as set forth on Viewlocity Disclosure Schedule 3.15(d), no claims (i) challenging the validity, effectiveness or ownership by Viewlocity of any of the Viewlocity Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights by Viewlocity in any product, work, technology or process as now used or offered or proposed for use (as set forth in Viewlocity’s current, written business plan), licensing, sublicensing or sale by Viewlocity, infringes on any intellectual property or other proprietary right of any Person have been asserted or, to the Knowledge of Viewlocity, are threatened by any Person, nor are there any valid grounds for any bona fide claim of any such kind; provided that with respect to the Viewlocity Third-Party Software, the foregoing shall apply only to Viewlocity’s Knowledge. All registered, granted or issued patents, trademarks, Internet domain names and copyrights (registered and unregistered) held by Viewlocity are valid, enforceable and subsisting. To Viewlocity’s Knowledge, there is no unauthorized use, infringement or misappropriation of any of the Viewlocity Intellectual Property by any third party, employee or former employee.

                   (e)    Royalties. Except as set forth on Viewlocity Disclosure Schedule 3.15(e), there are no royalties, fees or other payments payable by Viewlocity to any Person by reason of the ownership, development, use, license, sale or disposition of the Viewlocity Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

                   (f)     Personnel. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Viewlocity Intellectual Property on behalf of Viewlocity either (i) have been a party to a “work-for-hire” arrangement or agreements with Viewlocity in accordance with applicable national and state law that has accorded Viewlocity full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of Viewlocity as assignee that have conveyed to Viewlocity effective and exclusive ownership of all tangible and intangible property thereby arising.

                   (g)    Viewlocity Software Programs. Viewlocity Disclosure Schedule 3.15(g) contains a true and complete list of all of the Viewlocity Software Programs, including Viewlocity Third-Party Software. Except as set forth in Viewlocity Disclosure Schedule 3.15(g), Viewlocity owns full and unencumbered right and good, valid and marketable title to the Viewlocity Software Programs, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind.

                   (h)    Protection. Except as set forth on Viewlocity Disclosure Schedule 3.15(h), the source code and source code documentation relating to the Viewlocity Software Programs (i) have at all times been maintained in confidence reasonably consistent with its nature and appropriate business use, (ii) have been disclosed by Viewlocity only to employees who have had a “need to know”

the contents thereof in connection with the performance of their duties to Viewlocity and who have executed appropriate nondisclosure agreements, and (iii) except as set forth in Viewlocity Disclosure Schedule 3.15(h), have not been disclosed to any third party.

                   (i)     Integrity. Except with respect to demonstration or trial copies, no portion of any Viewlocity Software Program as of the date of this Agreement contains, nor will Viewlocity introduce, any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access; to disable or erase software earlier than the end of any applicable license term, hardware, or data; or to perform any other such actions.

          3.16    Proprietary Information.

                   (a)    Viewlocity has taken in the past and will take in the future reasonable security measures to protect the secrecy, confidentiality and value of all of the Viewlocity Intellectual Property, including, but not limited to, its trade secrets, know-how, inventions, prototypes, designs, processes, and technical data important to the conduct of its business.

                   (b)    Except as set forth on Viewlocity Disclosure Schedule 3.16(b), each Key Employee of Viewlocity has executed an appropriate non-disclosure and confidentiality agreement, sufficient to provide recourse in the event of unauthorized disclosure and sufficient to transfer and assign any rights of such persons in the Viewlocity Software Programs to Viewlocity. Except as set forth on Viewlocity Disclosure Schedule 3.16(b), each consultant to and each employee of Viewlocity, if any, who has authored any Viewlocity Intellectual Property has executed a confidentiality agreement restricting the disclosure of proprietary information of Viewlocity, and has executed an appropriate developments agreement sufficient to transfer and assign any rights of such persons in the Viewlocity Intellectual Property to Viewlocity. Viewlocity, after reasonable investigation, is not aware that any of its employees, officers or consultants is in violation thereof of any item that would have a Material Adverse Effect on Viewlocity, and Viewlocity will use its best efforts to prevent any such violation.

          3.17    Absence of Certain Agreements and Practices.

                   (a)    Except as set forth in Viewlocity Disclosure Schedule 3.17 or in connection with customary transactions in the ordinary course of business, no present or former Affiliate or stockholder of Viewlocity or any of the Viewlocity Subsidiaries:

(i) owes money to Viewlocity or any of the Viewlocity Subsidiaries;

(ii) has any claim (as defined in Section 101 of the U.S. Bankruptcy Code) or other right or cause of action against Viewlocity or any of the Viewlocity Subsidiaries;

(iii) has any interest in any property or assets used by Viewlocity or any of the Viewlocity Subsidiaries in their business;

(iv) has any benefits that are contingent on the transactions contemplated by this Agreement, other than as stated in this Agreement;

(v) has any agreement with Viewlocity or any of the Viewlocity Subsidiaries that is not terminable by Viewlocity or any of the Viewlocity Subsidiaries without penalty or notice;

(vi) has any agreement providing severance benefits or other benefits, which are conditioned upon termination of employment after a change of control regardless of the reason for such termination of employment; or

(vii) has any agreement or plan, any of the benefits of which will be increased, vested or accelerated by the occurrence of any of the transactions contemplated by this Agreement.

                   (b)    Neither Viewlocity, nor any of the Viewlocity Subsidiaries, nor to Viewlocity’s Knowledge, their directors, officers, agents, affiliates or employees, nor any other Person acting on behalf of Viewlocity or the Viewlocity Subsidiaries, has (i) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of Viewlocity or the Viewlocity Subsidiaries, (ii) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures, relating to political activities to government officials or others in violation of any Applicable Laws, or (iii) received any unlawful contributions, payments, gifts or expenditures in connection with the business of Viewlocity or the Viewlocity Subsidiaries.

          3.18      Major Vendors and Customers. Viewlocity Disclosure Schedule 3.18 sets forth a list of each licensor, developer, remarketer, distributor and supplier of property or services to, and each licensee, end-user or customer of, Viewlocity and the Viewlocity Subsidiaries, to whom Viewlocity or the Viewlocity Subsidiaries paid or billed in the aggregate in excess of $25,000 from January 1, 2002 through the Viewlocity Balance Sheet Date.

          3.19    Accounts Receivable. Viewlocity Disclosure Schedule 3.19 sets forth the accounts receivable of Viewlocity and the Viewlocity Subsidiaries as of the Viewlocity Balance Sheet Date, as reflected in the Viewlocity Financial Statements as of that date, together with an aging of these accounts. These accounts receivables arose from, and all accounts receivable of Viewlocity and the Viewlocity Subsidiaries created after that date arose from, valid transactions in the ordinary course of business. Except as disclosed on Viewlocity Disclosure Schedule 3.19, these accounts receivable will be good and collectible at the recorded amounts thereof, net of the respective reserves shown in the Viewlocity Financial Statements (which reserves are adequate and calculated consistent with past practice). There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any contract, with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable.

          3.20    Solvency. Neither Viewlocity nor any of the Viewlocity Subsidiaries has been a party to any bankruptcy, insolvency or similar proceeding, whether voluntary or involuntary, and no receiver, trustee or other similar party has been appointed with respect to Viewlocity or any of the Viewlocity Subsidiaries or any of their assets.

          3.21    Combinations Involving Viewlocity. All mergers, consolidations or other business combinations involving Viewlocity and the present or former Viewlocity Subsidiaries, and all liquidations, purchases or other transactions by which Viewlocity and the Viewlocity Subsidiaries acquired any of their business and property were conducted in all material respects in accordance with applicable certificates of incorporation, bylaws, any other applicable agreements, instruments and documents and Applicable Laws.

          3.22    Labor Relations. Except as disclosed on Viewlocity Disclosure Schedule 3.22, Viewlocity and the Viewlocity Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and are not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice or discrimination charge pending before the Equal Employment Opportunity Commission (“EEOC”) or any EEOC recognized state “referral agency.” There is no unfair labor practice charge or complaint against Viewlocity or any of the Viewlocity Subsidiaries pending before the National Labor Relations Board (“NLRB”). There is no labor strike, dispute, slowdown or stoppage actually pending or, to Viewlocity’s Knowledge, threatened against or involving or affecting Viewlocity or the Viewlocity Subsidiaries and no NLRB representation question exists respecting any of its employees. No grievance, complaint, citation, investigation or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement or other labor union contract that is binding on Viewlocity or any of the Viewlocity Subsidiaries. Except as disclosed on Viewlocity Disclosure Schedule 3.22, there are no contracts or agreements of Viewlocity which provide for or guaranty any employee of Viewlocity a specific term of employment.

          3.23    No Prior Convictions. No executive officer or director of Viewlocity or any Viewlocity Subsidiary has been convicted of, or has any action pending pertaining to, a crime involving fraud, embezzlement or theft or any similar crime.

          3.24    Board of Directors Action. The Board of Directors of Viewlocity has (a) determined that this Agreement and the Merger are advisable as contemplated under Section 251 of the DGCL and in the best interests of Viewlocity and its stockholders, (b) resolved to recommend the approval of this Agreement and the Merger by the Viewlocity stockholders and directed that the Merger be submitted for consideration by the holders of Viewlocity Capital Stock.

          3.25    Voting Requirements. The affirmative vote of the holders of a majority of the voting power of (i) all outstanding shares of the Viewlocity Preferred Stock, voting as a single class and (ii) all outstanding shares of Viewlocity Capital Stock, including Viewlocity Common Stock and Viewlocity Preferred Stock, voting as a single class on an as-converted basis, voting at a Viewlocity stockholders’ meeting or pursuant to a written consent as provided for by the DGCL, to approve this Agreement and the transactions contemplated hereby (the “Viewlocity Stockholder Approval”) is the only vote or corporate approval (other than as set forth in Section 3.3 of this Agreement) necessary to approve and adopt this Agreement and the transactions contemplated hereby.

          3.26    Voting Agreement. Concurrently with the execution of this Agreement, the persons listed on Viewlocity Disclosure Schedule 3.26 have executed legal, valid, binding and enforceable Voting Agreement substantially in the form attached hereto as Exhibit C (the “Viewlocity Voting Agreement”).

          3.27    Registration Rights Agreement. Concurrently with the execution of this Agreement, the persons listed on Viewlocity Disclosure Schedule 3.27 have executed the Registration Rights Agreement substantially in the form attached hereto as Exhibit E (the “Registration Rights Agreement”).

          3.28    Stockholder Rights Agreement. Neither Viewlocity nor any Viewlocity Subsidiary has entered into a shareholder rights agreement, “poison pill,” “shark repellent” or similar agreement that would have the effect of materially altering the capitalization of Viewlocity or any Viewlocity Subsidiary in connection with Viewlocity’s execution of this Agreement or Viewlocity’s consummation of the transactions contemplated hereby.

          3.29    Disclosure. No representation or warranty by Viewlocity contained in this Agreement, nor any certificate furnished or to be furnished by Viewlocity to SynQuest or their representatives pursuant to the terms of this Agreement, taken together and not individually, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.

          3.30    Viewlocity Series F Preferred Stockholders. Except as set forth on Viewlocity Disclosure Schedule 3.30, each holder of Viewlocity Series F Preferred Stock or holder of options or warrants for Viewlocity Series F Preferred Stock represented to Viewlocity at the time of the purchase of the shares or issuance of warrants or options that such holder was an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act. Viewlocity is not aware of any facts or circumstances as to a specific holder who has previously represented to Viewlocity as to “accredited investor” status that has caused such holder not to be an “accredited investor” as of the date hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SYNQUEST

          SynQuest hereby represents and warrants to Viewlocity (except as set forth on the disclosure schedule delivered by SynQuest to Viewlocity prior to or at the execution of this Agreement (“SynQuest Disclosure Schedules”) and making reference to the particular subsection of this Agreement requiring such disclosure or to which exception is being taken) that the following statements are true and correct as of the date of this Agreement.

          4.1     Corporate Organization.

                   (a)    SynQuest is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia. SynQuest has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on SynQuest or prevent or materially delay the consummation of the Merger.

                   (b)    SynQuest Disclosure Schedule 4.1(b) sets forth the full name and jurisdiction of organization of each Subsidiary of SynQuest (a “SynQuest Subsidiary”) as well as all trade names currently used, or used at any time during the past five years, by SynQuest or any SynQuest Subsidiary. Each SynQuest Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its organization. Each SynQuest Subsidiary has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on SynQuest. Other than as set forth on SynQuest Disclosure Schedule 4.1(b), since inception of such Subsidiaries, none of the SynQuest Subsidiaries has issued any securities.

                   (c)    SynQuest has delivered to Viewlocity true and correct copies of the Certificate of Incorporation and bylaws of SynQuest and the organizational documents of each SynQuest Subsidiary. SynQuest’s and each SynQuest Subsidiary’s bylaws or equivalent corporate governance documents, stock book and minute books are complete and correct in all material respects and contain all amendments thereto to date, a record of all corporate proceedings of SynQuest and each such SynQuest Subsidiary, and a record of all stock issuances and transfers of SynQuest and each such SynQuest Subsidiary.

                   (d)    Except as set forth in SynQuest Disclosure Schedule 4.1(d), neither SynQuest nor any SynQuest Subsidiary owns or controls, directly or indirectly, any interest in, or has any right, obligation, commitment, understanding or arrangement with respect to any interest in, or the funding of, any corporation, company, association, partnership, joint venture, organization or other entity.

          4.2     Capitalization.

                   (a)    As of the date of this Agreement, the authorized capital stock of SynQuest consists of 100,000,000 shares of SynQuest Common Stock and 1,650,279 shares of SynQuest Preferred Stock. As of the date of this Agreement, there are (i) 2,946,867 shares of SynQuest Common Stock issued and outstanding, (ii) no shares of SynQuest Preferred Stock issued and outstanding, (iii) issued and outstanding warrants exercisable for 40,000 shares of SynQuest Common Stock at an exercise price of $80.00 per share and (iv) granted and outstanding options to purchase 437,923 shares of SynQuest Common Stock. All issued and outstanding shares of SynQuest Common Stock, SynQuest Preferred Stock, and capital stock of the SynQuest Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and not subject to preemptive rights. All of the outstanding shares of capital stock of each SynQuest Subsidiary are owned by SynQuest or a SynQuest Subsidiary and are free and clear of any Liens. None of the shares of SynQuest Common Stock, when and if delivered pursuant to this Agreement, will (i) be in breach or violation of any applicable statutory or contractual preemptive right or other contractual rights of any kind (including any rights of first offer or refusal) of any Person or any federal or state securities laws or the rules and regulations thereunder or (ii) be subject to any shareholders, voting, transfer or other agreement with any Person.

                   (b)    Except as set forth on SynQuest Disclosure Schedule 4.2, neither SynQuest nor any SynQuest Subsidiary has granted and is bound by (i) any outstanding subscriptions, securities, options, warrants, puts, calls, rights, commitments, agreements, arrangements or understandings of any character (except for this Agreement) calling for the sale, transfer, purchase, subscription, issuance, redemption, or creation of any shares of capital stock of SynQuest or any SynQuest Subsidiary, (ii) stock appreciation rights, phantom stock rights or other contractual rights the value of which is determined in whole or in part by the value of any capital of SynQuest or any SynQuest Subsidiary or (iii) the terms of any securities representing the right to purchase, subscribe or otherwise receive any shares of capital stock of SynQuest or any SynQuest Subsidiary or any securities convertible into, or exercisable or exchangeable for, any such shares, and there are no agreements or understandings with respect to voting of any such shares. Except as set forth on SynQuest Disclosure Schedule 4.2, there are no outstanding bonds, debentures, notes or other indebtedness of SynQuest or any SynQuest Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders of SynQuest may vote. SynQuest has delivered to Viewlocity copies of the plans and agreements pursuant to which SynQuest and the SynQuest Subsidiaries have granted any of the foregoing securities and a list of each such outstanding security, together with a schedule of the persons entitled to any of the foregoing.

                   (c)    Each offer and/or sale by SynQuest of shares of capital stock or other securities of SynQuest has been in compliance with federal and applicable state securities laws.

          4.3     Authority; No Violation.

                   (a)    Except for the filing of the Certificate of Merger in accordance with the GBCC, and except as set forth on SynQuest Disclosure Schedule 4.3 (collectively, the “SynQuest Approvals”), no Authorization of any third party or any Governmental Authority is required by or with respect to SynQuest in connection with the execution and delivery of this Agreement and the other Merger Documents or the consummation by SynQuest of the Merger and the other transactions contemplated by this Agreement and the other Merger Documents. Subject to receipt of the SynQuest Approvals, SynQuest has the full corporate power and authority to enter into this Agreement and the other Merger Documents and to consummate the Merger and the other transactions contemplated by this Agreement and the other Merger Documents in accordance with the terms of this Agreement and the other Merger Documents. The execution and delivery of this Agreement and the other Merger Documents and the consummation of the Merger and the other transactions contemplated by this Agreement and the other Merger Documents have been duly and validly approved by the board of directors of SynQuest in accordance with the Certificate of Incorporation and bylaws of SynQuest and with Applicable Laws subject to receipt of SynQuest Shareholder approval. Subject to the terms and conditions set forth herein, this Agreement and each other Merger Document has been duly executed and delivered by Viewlocity and, assuming the due authorization, execution and delivery by Viewlocity, constitutes the legal, valid and binding obligation of SynQuest, enforceable against SynQuest in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                   (b)    Neither the execution and delivery of this Agreement by SynQuest, nor the consummation by SynQuest of the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement and the other Merger Documents, will: (i) assuming that the SynQuest Approvals are duly obtained, violate any provision of SynQuest’s Certificate of Incorporation or bylaws or any Applicable Laws; or (ii) except as set forth in SynQuest Disclosure Schedule 4.3(b), contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under (with or without notice or lapse of time, or both), or to accelerate the maturity or performance of, or to cancel, terminate or modify, or result in the creation of any Lien upon any of the properties or Assets of SynQuest under, (i) any SynQuest Material Contract or, (ii) subject to the governmental filings and other matters referred to in Section 4.3(a), any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Authority applicable to SynQuest or its properties or assets, other than, in the case of clauses (i)and (ii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect on SynQuest.

          4.4     SEC Reports; Financial Statements.

                   (a)    SynQuest’s Annual Report on Form 10-K for the year ended June 30, 2001 (the “SynQuest Form 10-K”) and all statements and other documents filed by SynQuest with the SEC since the date of filing the SynQuest Form 10-K (all such documents collectively, the “SEC Reports”) complied in all material respects with the requirements of the Securities Act of 1933, as amended, and regulations and rules issued pursuant to that act (the “Securities Act”) and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Reports, and did not as of the date when filed contain an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that information contained in such SEC Reports has been revised or superseded by a later filed SEC Report. Each of the SynQuest financial statements (including, in each case, any related notes) included in the SEC Reports (the “SynQuest Financial Statements”) (i) comply as to form, as of their respective dates, in all material respects with applicable accounting requirements of the Financial Accounting Standards Board with respect thereto, taken as a whole, (ii) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and (iii) fairly present in all material respects the consolidated financial position of SynQuest and its subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

                   (b)    Except as and to the extent reflected, disclosed or reserved against in the SynQuest Financial Statements, or as disclosed in SynQuest Disclosure Schedule 4.4(b), as of June 30, 2002 (the “SynQuest Balance Sheet Date”), SynQuest and the SynQuest Subsidiaries, taken as a whole, do not have any Liabilities required by GAAP to be disclosed in the SynQuest Financial Statements. Except as set forth on SynQuest Disclosure Schedule 4.4(b), since the SynQuest Balance Sheet Date, SynQuest has not incurred, created, assumed or guaranteed any Liabilities which, in the aggregate, exceed $10,000, other than (i) trade payables, capitalized leases for equipment and other Liabilities, in each case, incurred in the ordinary course of business consistent with past practice, and (ii) Liabilities incurred in connection with this Agreement, the Tilion Merger Agreement or the Stock Purchase Agreement.

          4.5     Information Supplied. The information supplied or to be supplied in writing by SynQuest specifically for inclusion or incorporation by reference by SynQuest in any document to be filed with the SEC in connection with the transactions contemplated hereby will, at the time such documents are filed not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

          4.6     Broker’s and Other Fees. Except as set forth on SynQuest Disclosure Schedule 4.6, SynQuest has not employed any broker or finder or incurred any Liability for any broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

          4.7     Absence of Certain Changes or Events.

                   (a)    Reserved.

                   (b)    Except as set forth in SynQuest Disclosure Schedule 4.7(b), and except for the execution of this Agreement, since the SynQuest Balance Sheet Date, SynQuest has conducted its business only in the ordinary course, consistent with past practice, and has not:

(i) suffered any physical damage, destruction or casualty loss (whether or not such loss or damage shall have been covered by insurance) which, individually or in the aggregate, adversely affects the properties, business or prospects of SynQuest, or suffered any deterioration in the operating condition of any physical assets of SynQuest, normal wear and tear excepted;

(ii) increased, or made any material change in any assumptions underlying the method of calculating, any bad debt, contingency or other reserves;

(iii) made any material change in the method of valuing assets included in the SynQuest Financial Statements;

(iv) made any change in any method of accounting or keeping its books of account or accounting practices or systems of internal accounting controls;

(v) paid, discharged or satisfied any Liability, other than by payment, discharge or satisfaction in the ordinary course of business;

(vi) permitted or allowed any of its assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien;

(vii) written down the value of any inventory or written off as uncollectible any notes or accounts receivable in excess of, in the aggregate, the greater of (i) the allowance for uncollectable accounts less charges against allowances, in both cases, as shown in the SynQuest Financial Statements and (ii) $10,000;

(viii) canceled or waived any claims or rights, or sold, transferred, distributed or otherwise disposed of any assets or properties, except in the ordinary course of business;

(ix) declared or paid any dividend or distribution on or in respect of any of SynQuest’s capital stock, or directly or indirectly redeemed, purchased, or otherwise acquired any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any options, warrants or other rights to purchase any of the foregoing, or authorized the issuance of, or issued, sold or committed to sell (or granted any options or rights to purchase) any additional shares of its capital stock, or sold, issued or incurred any indebtedness for borrowed money;

(x) issued any capital stock or rights to acquire capital stock;

(xi) experienced any strike, walkout, similar labor trouble or other similar event;

(xii) increased the salaries or other remuneration, including severance or termination pay, payable or to become payable to, or made any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee or shareholder (except normal merit increases made in the ordinary course of business, consistent with past practice), or established, made any increase in, or any addition to, other benefits (including, without limitation, any SynQuest Benefit Plan, as hereinafter defined) to which any of them may be entitled, or made any payments to any SynQuest Benefit Plan, except payments in the ordinary course of business and consistent with past practice, or entered into any agreement, arrangement or transaction, including any new employment agreement or amendment to an existing employment agreement, with any such person not in the ordinary course of business, or failed to make any required payment under any SynQuest Benefit Plan;

(xiii) entered into, terminated, modified or amended any agreement with any Affiliate.

(xiv) made any tax election that individually or in the aggregate is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of SynQuest or any settlement or compromise of any material tax liability.

          4.8     Legal Proceedings. Except as disclosed in SynQuest Disclosure Schedule 4.8, SynQuest is not a party to any, and there is no pending or, to SynQuest’s Knowledge, threatened legal, administrative, arbitral or other proceeding, claim, action or governmental investigation of any nature against SynQuest or any SynQuest Subsidiary, that, individually or in the aggregate, if determined adversely to SynQuest or any SynQuest Subsidiary could reasonably be expected to have a Material Adverse Effect on SynQuest. Except as disclosed in SynQuest Disclosure Schedule 4.8, neither SynQuest nor any SynQuest Subsidiary is a party to any order, judgment or decree entered in any lawsuit or proceeding that is reasonably likely to have a Material Adverse Effect on SynQuest. Without limiting the foregoing, except as disclosed in SynQuest Disclosure Schedule 4.8, no actions, suits, demands, notices, claims, investigations or proceedings that are reasonably likely to have a Material Adverse Effect on SynQuest are pending or, to SynQuest’s Knowledge, threatened against or otherwise involving, directly or indirectly, any officer, director, employee or agent of SynQuest (in connection with such officer’s, director’s, employee’s or agent’s activities on behalf of SynQuest or that otherwise relate, directly or indirectly, to SynQuest or its properties or securities) including without limitation any notices, demand letters or requests from any Governmental Authority relating to such potential Liabilities, nor, to SynQuest’s Knowledge, are there any circumstances which could reasonably be expected to lead to such actions, suits, demands, notices, claims, investigations or proceedings.

          4.9     Taxes and Tax Returns. Except as disclosed in SynQuest Disclosure Schedule 4.9:

                   (a)    SynQuest and SynQuest Subsidiaries have duly filed (and until the Closing will so file) all material returns, estimates, declarations of estimated tax, reports, information returns and statements, including information returns or reports with respect to backup withholding and other payments to third parties (“SynQuest Returns”) required to be filed by them in respect of any United States federal, state or local Taxes (as hereinafter defined) and have duly paid (and until the Closing will so pay) all such Taxes due and payable, other than Taxes which are being contested in good faith (and disclosed on SynQuest Disclosure Schedule 4.8). All Synquest Returns are complete and correct in all material respects and accurately disclose in all material respects all Taxes required to be paid for the periods covered thereby, and no other Taxes are payable by SynQuest or any SynQuest Subsidiary with respect to items or periods covered by such SynQuest Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement, except for Taxes for which an adequate reserve (determined in accordance with GAAP) has been established.

SynQuest and the SynQuest Subsidiaries have paid or caused to be paid all Taxes for which no SynQuest Return is required to be filed. Each of SynQuest and SynQuest Subsidiaries has established (and until the Closing will establish) on their books and records reserves that are adequate (determined in accordance with GAAP) for the payment of all Taxes not yet due and payable, but that are incurred in respect of SynQuest and SynQuest Subsidiaries prior to the Closing.

                   (b)    SynQuest and SynQuest Subsidiaries have not received any notice that any of the SynQuest Returns has been examined by the IRS, or any other United States federal or state Governmental Authority within the past six years. There are no audits or other Governmental Authority proceedings, investigations or inquiries with respect to Taxes currently pending or, to SynQuest’s Knowledge, contemplated, nor any other disputes pending with respect to, nor, to SynQuest’s Knowledge claims asserted for, Taxes upon SynQuest or any SynQuest Subsidiary, nor has SynQuest or any SynQuest Subsidiary given any currently outstanding waivers or comparable consents regarding the application of any statute of limitations with respect to any Taxes or SynQuest Returns. There are no Liens for Taxes upon the assets of SynQuest or any SynQuest Subsidiary, except for Liens for Taxes not yet due and payable or for Taxes which are being contested in good faith and for which appropriate reserves have been established. Any Taxes being contested are disclosed on SynQuest Disclosure Schedule 4.9. SynQuest and SynQuest Subsidiaries have complied (and until the Closing will comply) in all material respects with all Applicable Laws relating to the payment and withholding of Taxes.

                   (c)    Neither SynQuest nor any SynQuest Subsidiary (i) has requested any extension of time within which to file any SynQuest Return which SynQuest Return has not since been filed; (ii) is a party to any agreement providing for the indemnification, allocation or sharing of Taxes; (iii) is required to include in income any material adjustment by reason of a voluntary change in accounting method initiated by SynQuest or any SynQuest Subsidiary (nor does SynQuest or any SynQuest Subsidiary have any Knowledge that any Governmental Authority has proposed any such adjustment or change of accounting method); (iv) has filed a consent with any Governmental Authority pursuant to which SynQuest or any SynQuest Subsidiary has agreed to recognize gain (in any manner) relating to or as a result of this Agreement or the transactions contemplated by this Agreement; or (v) has been a member of an affiliated group other than one of which SynQuest or any SynQuest Subsidiary was the common parent.

                   (d)    The amount of the liability of SynQuest for unpaid Taxes for all periods ending on or before the most recent financial statements does not, in the aggregate, exceed by more than $25,000 the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reflected on such financial statements. The amount of the liability for Taxes of SynQuest for unpaid Taxes for all periods ending on or before the Effective Time shall not, in the aggregate, exceed by more than $25,000 the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the most recent financial statements, as adjusted for operations and transactions in the ordinary course of business of SynQuest since the date of such financial statements in accordance with past custom and practice.

          4.10    Benefit Plans.

                   (a)    Reserved.

                   (b)    SynQuest Disclosure Schedule 4.10(b) lists (i) each pension, retirement, profit-sharing, cash or deferred compensation, stock option, phantom stock, stock appreciation rights, employee stock ownership, severance pay, vacation, paid time off, education-reimbursement, bonus, incentive, and other or similar plan, program or other arrangement, (ii) each cafeteria, Section 125, medical, vision, dental, disability, death benefit, life insurance, health and/or accident plan, program or other arrangement, (iii) each written or unwritten employee or other similar program, arrangement, agreement or understanding, whether arrived at through collective bargaining or otherwise, and (iv) each other employee benefit plan, voluntary employees’ beneficiary association, fringe benefit plan, and other similar plan, program or other arrangement, agreement or understanding, including, without limitation, each “employee benefit plan,” as that term is defined in Section 3(3) of ERISA, which is currently maintained, sponsored in whole or in part, required to be contributed by, or contributed to by SynQuest or any ERISA Affiliate of SynQuest, for the benefit of, providing any remuneration or benefits to, or covering any current or former employee, retiree, dependent, spouse or other family member or beneficiary of such employee or retiree, director, independent contractor, stockholder, officer or consultant or other beneficiary of SynQuest or any ERISA Affiliate of SynQuest or under (or in connection with) which SynQuest or an ERISA Affiliate of SynQuest has any contingent or noncontingent liability of any kind, whether or not probable of assertion (all of the items set forth in clauses (i) through (iv) above, collectively, the “SynQuest Benefit Plans,” and each a “SynQuest Benefit Plan”). Any of the SynQuest Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, or an “employee welfare benefit plan,” as that term is defined in Section 3(1) of ERISA, is referred to herein as an “SynQuest ERISA Plan.”

                   (c)    With respect to all SynQuest Benefit Plans, SynQuest has made available to Viewlocity: (i) all trust agreements or other funding arrangements, including insurance contracts, all annuity contracts, financial contributions, actuarial statements or valuations, fidelity bonds, fiduciary liability policies, investment manager or advisory contracts, corporate resolutions or memoranda, administrative committee minutes or memoranda or records, and all amendments (if any) thereto, (ii) where applicable, with respect to any such plans or plan amendments, the most recent determination letters issued by the IRS, (iii) all communications or other correspondence issued within the last six (6) years by any Governmental Authority, including without limitation, the IRS, DOL and the PBGC with respect to such SynQuest Benefit Plan, (iv) annual reports or returns and audited or unaudited financial statements for the most recent three plan years and any amendments thereto, and (v) the most recent summary plan descriptions, any material modifications thereto, and all material employee communications with respect to such SynQuest Benefit Plans. Prior to or contemporaneous with the delivery of SynQuest Disclosure Schedule 4.10(b), SynQuest has delivered or otherwise made available to Viewlocity a true and complete copy of all such SynQuest Benefit Plans, agreements, letters, rulings, opinions, letters, reports, returns, financial statements and summary plan descriptions described in this Section 4.10.

                   (d)    Except as set forth on SynQuest Disclosure Schedule 4.10(d), all the SynQuest Benefit Plans and any related trusts subject to ERISA comply in all material respects with and have been administered in compliance in all material respects with the provisions of ERISA, all applicable provisions of the Code relating to qualification and tax exemption under Code Sections 401(a) and 501(a) or otherwise necessary to secure intended tax consequences, all applicable state or federal securities laws and all other applicable laws, rules and regulations and collective bargaining agreements, and SynQuest has not received any notice from any Governmental Authority or instrumentality questioning or challenging such compliance. All required material governmental approvals for the SynQuest Benefit Plans have been obtained, including, but not limited to, timely determination letters on the qualification of the SynQuest ERISA Plans and tax exemption of, related trusts, as applicable, under the Code and timely registration and disclosure under applicable securities laws, and all such governmental approvals continue in full force and effect. No event has occurred that will or could give rise to disqualification of any such SynQuest Benefit Plan under Sections 401(a) or 501(a) of the Code or to a tax under Section 511 of the Code.

                   (e)    Neither SynQuest nor to the Knowledge of SynQuest any administrator or fiduciary of any such SynQuest Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could subject SynQuest to any direct or indirect liability (by indemnity or otherwise) for a breach of any fiduciary, co-fiduciary or other duty under ERISA. No legally binding oral or written representation or communication with respect to any aspect of the SynQuest Benefit Plans has been or will be made to employees of SynQuest that is not in accordance with the written or otherwise preexisting terms and provisions of such SynQuest Benefit Plans in effect immediately prior to the Closing, except for any amendments or terminations required by the terms of this Agreement. There are no unresolved claims or disputes under the terms of, or in connection with, the SynQuest Benefit Plans and no action, legal or otherwise, has been commenced with respect to any claim.

                   (f)     All annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports and summary plan descriptions issued, and all records and data maintained by SynQuest with respect to the SynQuest Benefit Plans are correct, complete and accurate as of the dates thereof; and there have been no amendments filed to any of such reports, returns, statements, valuations or descriptions or required to make the information therein true and accurate.

                   (g)    Neither SynQuest nor any other “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code) of any SynQuest Benefit Plan has engaged in any “prohibited transaction” (within the meaning of Sections 503(b) or 4975(c) of the Code or Section 406 of ERISA) with respect to such SynQuest Benefit Plan, for which there is no statutory, Governmental or individual or class exemption. There has been no (a) “reportable event” (as defined in Section 4043 of ERISA), or event described in Section 4062(f) or Section 4063(a) of ERISA or (b) termination or partial termination, withdrawal or partial withdrawal with respect to any of the SynQuest ERISA Plans that SynQuest or any ERISA Affiliate of SynQuest maintains or contributes to or has maintained or contributed to or was required to maintain or contribute to for the benefit of employees of SynQuest or any ERISA Affiliate of SynQuest now or formerly in existence.

                   (h)    For any SynQuest ERISA Plan that is an employee pension benefit plan as defined in ERISA Section 3(2), the fair market value of such SynQuest Benefit Plan’s assets equals or exceeds the present value of all benefits (whether vested or not) accrued to date by all participants in such SynQuest Benefit Plan. For this purpose the assumptions prescribed by the PBGC for valuing plan assets or liabilities upon plan termination shall be applied and the term “benefits” shall include the value of any early retirement or ancillary benefits (including shutdown benefits) provided under any SynQuest Benefit Plan. As of the Closing, full payment will have been made of all amounts which SynQuest is required to have made at or prior to such time, under any Applicable Laws, as a contribution to any SynQuest Benefit Plan or to any benefit plan of an ERISA Affiliate of SynQuest, and no accumulated funding deficiency (as defined in ERISA Section 302 or Code Section 412), whether or not waived, will exist with respect to any SynQuest Benefit Plan.

                   (i)     Except as described on SynQuest Disclosure Schedule 4.10(i), as of the Closing, SynQuest will have no current or future liability with respect to any events or matters occurring, arising or accruing on or prior to such date under any SynQuest Benefit Plan (A) that was not reflected in SynQuest Financial Statements or (B) that represents contributions required to be made under written terms of such SynQuest Benefit Plan as of the Closing.

                   (j)     SynQuest does not maintain any SynQuest Benefit Plan providing deferred or stock based compensation which is not reflected in SynQuest Financial Statements.

                   (k)    Except as disclosed on SynQuest Disclosure Schedule 4.10(k), neither SynQuest nor any ERISA Affiliate of SynQuest has maintained, and neither now maintains, a SynQuest Benefit Plan providing welfare benefits (as defined in ERISA Section 3(1)) to employees after retirement or other separation of service except to the extent required under Part 6 of Title I of ERISA and Code Section 4980B.

                   (l)     Except as set forth on SynQuest Disclosure Schedule 4.10(l), the execution of this Agreement, the SynQuest Shareholder Approval or the consummation of the Merger and the other transactions contemplated by this Agreement will not (i) entitle any current or former employee (or any spouse, dependent or other family member of such employee) of SynQuest or any ERISA Affiliate of SynQuest to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of SynQuest, or (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee (or any spouse, dependent or other family member of such employee).

                   (m)   All SynQuest Benefit Plans subject to Section 4980B of the Code, as amended from time to time, or Part 6 of Title I of ERISA or both have been maintained in good faith compliance with the requirements of such laws and any regulations (proposed or otherwise) issued thereunder.

                   (n)    No liability to the PBGC has been incurred as of the Closing by SynQuest or any ERISA Affiliate of SynQuest, except for PBGC insurance premiums, and all such insurance premiums incurred or accrued up to and including the Closing have been timely paid.

                   (o)    Neither SynQuest nor any ERISA Affiliate of SynQuest maintains or has maintained, has contributed to or has been required to contribute to, a multi-employer plan (as defined in Section 3(37) of ERISA). No amount is due or owing from SynQuest on account of a multi-employer plan (as defined in Section 3(37) of ERISA) on account of any withdrawal therefrom.

                   (p)    All annual reports (as described in Section 103 of ERISA) and all Forms 5500 relating to the applicable provisions of the Code required to be filed in connection with one or more of the SynQuest Benefit Plans have been timely and properly filed in accordance with Applicable Laws.

          4.11    Compliance with Applicable Laws. Except as set forth in SynQuest Disclosure Schedule 4.11, SynQuest and the SynQuest Subsidiaries, and to the Knowledge of SynQuest, its employees and the employees of the SynQuest Subsidiaries, hold all Licenses necessary for the lawful conduct of its or their business for SynQuest, except where the failure to hold any License would not, individually or in the aggregate, have a Material Adverse Effect on SynQuest. No proceeding is pending or, to SynQuest’s Knowledge, threatened seeking the revocation or suspension of any License. SynQuest and each of the SynQuest Subsidiaries are and have been in compliance in all respects with all Applicable Laws, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on SynQuest. No action, demand, requirement or investigation by any Governmental Authority and no outstanding order, writ, injunction, or decree of any Governmental Authority is pending or, to SynQuest’s Knowledge, threatened, against SynQuest or any SynQuest Subsidiary affecting, involving, or relating to their business or assets. The Merger, in and of itself, would not cause the revocation or cancellation of any License that individually or in the aggregate would have a Material Adverse Effect on SynQuest.

          4.12    Certain Contracts.

                   (a)    SynQuest Disclosure Schedule 4.12 lists the following written agreements (collectively, the “SynQuest Material Contracts”) to which SynQuest or any SynQuest Subsidiary is a party or by which SynQuest or any SynQuest Subsidiary or any of its or their respective properties or assets is bound:

(i) all written agreements that involve an actual or potential obligation or commitment whether liquidated or contingent of more than $25,000 individually or $50,000 in the aggregate or which have a fixed term extending more than 12 months from the date of this Agreement (there being no oral agreements of this kind);

(ii) all active joint venture, sales agency, sales representative or distributorship, broker, franchise, license or similar agreements;

(iii) all leases relating to real property or to other material assets used in SynQuest’s business;

(iv) all notes, bonds, mortgages, security agreements, and other agreements and instruments for or relating to any lending or borrowing by SynQuest or any SynQuest Subsidiary in any amount (exclusive of advances to employees for expenses and trade payables incurred in the ordinary course of business);

(v) all non-competition or similar agreements or obligations which materially limit or which could materially limit SynQuest or any SynQuest Subsidiary from engaging in any business in any location or from competing with any other Person;

(vi) all powers of attorney, guarantees, suretyships or similar agreements; and

(vii) all other written agreements the breach of or default under which could have a Material Adverse Effect on SynQuest.

                   (b)    Each of the SynQuest Material Contracts is valid, binding and enforceable on the parties thereto in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally, and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                   (c)    Except as disclosed in SynQuest Disclosure Schedule 4.12(c), the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from SynQuest to any officer, employee, director, consultant or other person. SynQuest Disclosure Schedule 4.12(c) sets forth true and correct copies of all written severance or employment agreements with officers, employees, directors, agents, consultants and other persons to which SynQuest is a party. Except as set forth on SynQuest Disclosure Schedule 4.12(c), SynQuest is not a party to any oral agreements of the kind referred to in the preceding sentence.

                   (d)    Except as disclosed in SynQuest Disclosure Schedule 4.12(d), no agreement or understanding exists to which SynQuest is a party or by which SynQuest or any of the SynQuest Subsidiaries is bound which purports to limit the manner in which, or the localities in which, any portion of the business of SynQuest is or may be conducted.

                   (e)    Except as disclosed in SynQuest Disclosure Schedule 4.12(e), neither SynQuest nor any SynQuest Subsidiary nor, to SynQuest’s Knowledge, any other party thereto, is in breach or default under any of the SynQuest Material Contracts to which SynQuest or any SynQuest Subsidiary is a party or to which SynQuest, any SynQuest Subsidiary or its or their properties is bound; no event has occurred (and, to SynQuest’s Knowledge, no event is imminent) which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a breach or default thereunder entitling any party to terminate a SynQuest Material Contract or other such agreement; and the continuation, validity and effectiveness of all such SynQuest Material Contracts and agreements under the current terms thereof and the current rights and obligations of SynQuest or any SynQuest Subsidiary thereunder will in no way be affected, altered or impaired by the consummation of the transactions contemplated by this Agreement.

          4.13    Properties and Insurance.

                   (a)    Except as disclosed in the SynQuest Financial Statements or in SynQuest Disclosure Schedule 4.13(a), SynQuest and the SynQuest Subsidiaries have all necessary right, title and interest in and to and, as to owned real property, marketable title to, all assets and properties, whether real or personal, tangible or intangible, reflected in the SynQuest Financial Statements as of the SynQuest Balance Sheet Date or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business since such date), subject to no Liens except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith; (ii) such Liens and title imperfections that do not in the aggregate have a Material Adverse Effect on SynQuest; (iii) statutory liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons for labor, materials, supplies, or rentals, if any; (iv) Liens resulting from deposits made in connection with workers’ compensation, unemployment insurance, social security and like laws; and (v) Liens of banks and financial institutions with respect to funds on deposit therewith or other property in possession thereof. Except as set forth in SynQuest Disclosure Schedule 4.13(a), all of the personal property of SynQuest is in the possession and under the control of SynQuest. SynQuest and the SynQuest Subsidiaries, as lessee, have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by SynQuest and the SynQuest Subsidiaries as currently occupied, used, possessed and controlled by SynQuest and the SynQuest Subsidiaries or necessary in the operation of its or their business as currently conducted. SynQuest Disclosure Schedule 4.13(a) lists all real property owned by SynQuest and all real property leased or occupied by SynQuest in connection with which SynQuest pays $5,000 or more per month for its leasehold or license interest.

                   (b)    The business operations and all insurable properties and assets of SynQuest and the SynQuest Subsidiaries are insured for its or their benefit against all risks which, consistent with industry practice, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are consistent with industry practice. Certificates of insurance and bonds and self-insurance arrangements with respect to all such insurable properties and assets are attached hereto as SynQuest Disclosure Schedule 4.13(b). Neither SynQuest nor any of the SynQuest Subsidiaries has received any written notice of cancellation or written notice of a material amendment of any such insurance policy or bond, and SynQuest and the SynQuest Subsidiaries are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                   (c)    No person other than SynQuest and the SynQuest Subsidiaries are currently entitled to possession of or other right to any of the properties of SynQuest and the SynQuest Subsidiaries, whether owned or leased by SynQuest or any of the SynQuest Subsidiaries. The real property, buildings, structures and improvements owned or leased by SynQuest and the SynQuest Subsidiaries conform in all material respects to all Applicable Laws, including zoning regulations, none of which would upon consummation of the transactions contemplated by this Agreement materially and adversely interfere with the use of such properties, buildings, structures or improvements for the purposes for which they are now utilized. The properties and assets owned or leased by SynQuest and the SynQuest Subsidiaries are adequate for the conduct of its and their business as currently conducted and are in good repair and operating condition, normal wear and tear excepted. The properties and assets owned or leased by SynQuest and the SynQuest Subsidiaries constitute all of the property and assets that SynQuest and the SynQuest Subsidiaries use or may reasonably need in connection with the operation of its or their business as currently conducted.

          4.14    Environmental Matters.

                   (a)    The operations of SynQuest and the SynQuest Subsidiaries comply, and have complied, in all respects with all applicable Environmental Laws.

                   (b)    SynQuest and the SynQuest Subsidiaries have obtained all environmental, health and safety Licenses and other authorizations necessary for the operation of its and their business, all of which are valid and in good standing and are not subject to any modification or revocation proceeding, and SynQuest and the SynQuest Subsidiaries are in compliance in all respects with all terms and conditions thereof.

                   (c)    SynQuest has not received any written notice of any pending or threatened investigation, proceeding or claim to the effect that SynQuest is or may be liable to any person or entity, or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs, as a result of noncompliance with any Environmental Laws, and there is no past or present action, activity, condition or circumstance that could be expected to give rise to any such liability on the part of SynQuest to any person or entity or for any such cleanup costs.

          4.15         Intellectual Property Rights.

                   (a)    SynQuest Intellectual Property. All patents, patent rights, trademarks, trade names, service marks, Internet domain names, copyrights and any renewal rights therefor, mask works, schematics, technology, trade secrets, know-how, computer software programs or applications (in both source and object code form) and other proprietary, intellectual property rights and computer programs (“SynQuest Software Programs”), technical documentation of the SynQuest Software Programs (“SynQuest Technical Documentation”), registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that are or have been used in (including, without limitation, in the development of) SynQuest’s products, technology or SynQuest Software Programs (i) currently being manufactured, published or marketed by SynQuest, or (ii) currently under development for possible future manufacturing, publication, marketing or other use by SynQuest are hereinafter referred to as the “SynQuest Intellectual Property.”

                   (b)    Applications and Registrations. SynQuest Disclosure Schedule 4.15(b) contains a true and complete list of all of SynQuest’s patents, patent rights, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet domain name applications, unregistered copyrights and copyright registrations and applications made or taken pursuant to federal, state, local and foreign laws by SynQuest to protect its interests in the SynQuest Intellectual Property.

                   (c)    Rights to SynQuest Intellectual Property. The SynQuest Intellectual Property consists solely of items and rights which are (i) owned by SynQuest or (ii) rightfully used by SynQuest and its successors pursuant to valid licenses. SynQuest has all rights in the SynQuest Intellectual Property necessary to carry out SynQuest’s current, former and anticipated activities (except that in order to conduct its business as reasonably foreseeable in the future, SynQuest may be required to license from third parties additional software for distribution directly or indirectly to customers or for development purposes); provided that, with respect to third-party software applications licensed by SynQuest (“SynQuest Third-Party Software”), the foregoing shall apply only to SynQuest’s Knowledge. Subsequent to the Merger, the Surviving Corporation’s use of any SynQuest Intellectual Property which is material to the conduct of the business of SynQuest, taken as a whole, will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the intellectual property rights of any other Person.

                   (d)    Third-Party Claims. SynQuest has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights or other proprietary information of any other Person, except for any such interference, infringement, misappropriation or other conflict which is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on SynQuest. Except as set forth on SynQuest Disclosure Schedule 4.15(d), no claims (i) challenging the validity, effectiveness or ownership by SynQuest of any of the SynQuest Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights by SynQuest in any product, work, technology or process as now used or offered or proposed for use (as set forth in SynQuest’s current, written business plan), licensing, sublicensing or sale by SynQuest, infringes on any intellectual property or other proprietary right of any person have been asserted or, to the Knowledge of SynQuest, are threatened by any person, nor are there any valid grounds for any bona fide claim of any such kind; provided that with respect to the SynQuest Third-Party Software, the foregoing shall apply only to SynQuest’s Knowledge. All registered, granted or issued patents, trademarks, Internet domain names and copyrights (registered and unregistered) held by SynQuest are valid, enforceable and subsisting. To SynQuest’s Knowledge, there is no unauthorized use, infringement or misappropriation of any of the SynQuest Intellectual Property by any third party, employee or former employee.

                   (e)    Royalties. Except as set forth on SynQuest Disclosure Schedule 4.15(e), there are no royalties, fees or other payments payable by SynQuest to any Person by reason of the ownership, development, use, license, sale or disposition of the SynQuest Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

                   (f)     Personnel. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the SynQuest Intellectual Property on behalf of SynQuest either (i) have been a party to a “work-for-hire” arrangement or agreements with SynQuest in accordance with applicable national and state law that has accorded SynQuest full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of SynQuest as assignee that have conveyed to SynQuest effective and exclusive ownership of all tangible and intangible property thereby arising.

                   (g)    SynQuest Software Programs. SynQuest Disclosure Schedule 4.15(g) contains a true and complete list of all of the SynQuest Software Programs, including SynQuest Third-Party Software. Except as disclosed on SynQuest Disclosure Schedule 4.15(g), SynQuest owns full and unencumbered right and good, valid and marketable title to the SynQuest Software Programs, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind.

                   (h)    Protection. Except as set forth on SynQuest Disclosure Schedule 4.15(h), the source code and source code documentation relating to the SynQuest Software Programs (i) have at all times been maintained in confidence reasonably consistent with its nature and appropriate business use, (ii) have been disclosed by SynQuest only to employees who have had a “need to know” the contents thereof in connection with the performance of their duties to SynQuest and who have executed appropriate nondisclosure agreements, and (iii) except as set forth on SynQuest Disclosure Schedule 4.15(h), have not been disclosed to any third party.

                   (i)     Integrity. Except as set forth on SynQuest Disclosure Schedule 4.15(i) and except with respect to demonstration or trial copies, no portion of any SynQuest Software Program as of the date of this Agreement contains, nor will SynQuest introduce, any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access; to disable or erase software earlier than the end of any applicable license term, hardware, or data; or to perform any other such actions.

          4.16      Proprietary Information.

                   (a)    SynQuest has taken in the past and will take in the future reasonable security measures to protect the secrecy, confidentiality and value of all of the SynQuest Intellectual Property, including, but not limited to, its trade secrets, know-how, inventions, prototypes, designs, processes, and technical data important to the conduct of its business.

                   (b)    Except as set forth on SynQuest Disclosure Schedule 4.16(b), each Key Employee of SynQuest has executed an appropriate non-disclosure and confidentiality agreement, sufficient to provide recourse in the event of unauthorized disclosure and sufficient to transfer and assign any rights of such persons in the SynQuest Software Programs to SynQuest. Except as set forth on SynQuest Disclosure Schedule 4.16(b), each consultant to and each employee of SynQuest, if any, who has authored any SynQuest Intellectual Property has executed a confidentiality agreement restricting the disclosure of proprietary information of SynQuest, and has executed an appropriate developments agreement sufficient to transfer and assign any rights of such persons in the SynQuest Intellectual Property to SynQuest. SynQuest, after reasonable investigation, is not aware that any of its employees, officers or consultants is in violation thereof of any item that would have a Material Adverse Effect on SynQuest, and SynQuest will use its best efforts to prevent any such violation.

          4.17    Absence of Certain Agreements and Practices.

                   (a)    Except as set forth in SynQuest Disclosure Schedule 4.17 or in connection with customary transactions in the ordinary course of business, no present or former Affiliate or stockholder of SynQuest or any of the SynQuest Subsidiaries:

(i) owes money to SynQuest or any of the SynQuest Subsidiaries;

(ii) has any claim (as defined in Section 101 of the U.S. Bankruptcy Code) or other right or cause of action against SynQuest or any of the SynQuest Subsidiaries;

(iii) has any interest in any property or assets used by SynQuest or any of the SynQuest Subsidiaries in their business;

(iv) has any benefits that are contingent on the transactions contemplated by this Agreement, other than as stated in this Agreement;

(v) has any agreement with SynQuest or any of the SynQuest Subsidiaries that is not terminable by SynQuest or any of the SynQuest Subsidiaries without penalty or notice;

(vi) has any agreement providing severance benefits or other benefits, which are conditioned upon termination of employment after a change of control regardless of the reason for such termination of employment; or

(vii) has any agreement or plan, any of the benefits of which will be increased, vested or accelerated by the occurrence of any of the transactions contemplated by this Agreement.

                   (b)    Neither SynQuest, nor any of the SynQuest Subsidiaries, nor to SynQuest’s Knowledge, their directors, officers, agents, affiliates or employees, nor any other Person acting on behalf of SynQuest or the SynQuest Subsidiaries, has (i) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of SynQuest or the

SynQuest Subsidiaries, (ii) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures, relating to political activities to government officials or others in violation of any Applicable Laws, or (iii) received any unlawful contributions, payments, gifts or expenditures in connection with the business of SynQuest or the SynQuest Subsidiaries.

          4.18    Major Vendors and Customers. SynQuest Disclosure Schedule 4.18 sets forth a list of each licensor, developer, remarketer, distributor and supplier of property or services to, and each licensee, end-user or customer of, SynQuest and the SynQuest Subsidiaries, to whom SynQuest or the SynQuest Subsidiaries paid or billed in the aggregate in excess of $25,000 from January 1, 2002 through the SynQuest Balance Sheet Date.

          4.19    Accounts Receivable. SynQuest Disclosure Schedule 4.19 sets forth the accounts receivable of SynQuest and the SynQuest Subsidiaries as of the SynQuest Balance Sheet Date, as reflected in the SynQuest Financial Statements as of that date, together with an aging of these accounts. These accounts receivables arose from, and all accounts receivable of SynQuest and the SynQuest Subsidiaries created after that date arose from, valid transactions in the ordinary course of business. Except as disclosed on SynQuest Disclosure Schedule 4.19, these accounts receivable will be good and collectible at the recorded amounts thereof, net of the respective reserves shown in the SynQuest Financial Statements (which reserves are adequate and calculated consistent with past practice). There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any contract, with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable.

          4.20    Solvency. Neither SynQuest nor any of the SynQuest Subsidiaries has been a party to any bankruptcy, insolvency or similar proceeding, whether voluntary or involuntary, and no receiver, trustee or other similar party has been appointed with respect to SynQuest or any of the SynQuest Subsidiaries or any of their assets.

          4.21    Combinations Involving SynQuest. All mergers, consolidations or other business combinations involving SynQuest and the present or former SynQuest Subsidiaries, and all liquidations, purchases or other transactions by which SynQuest and the SynQuest Subsidiaries acquired any of their business and property were conducted in all material respects in accordance with applicable certificates of incorporation, bylaws, any other applicable agreements, instruments and documents and Applicable Laws.

          4.22    Labor Relations. Except as disclosed on SynQuest Disclosure Schedule 4.22, SynQuest and the SynQuest Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and are not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice or discrimination charge pending before the EEOC or any EEOC recognized state “referral agency.” There is no unfair labor practice charge or complaint against SynQuest or any of the SynQuest Subsidiaries pending before the NLRB. There is no labor strike, dispute, slowdown or stoppage actually pending or, to SynQuest’s Knowledge, threatened against or involving or affecting SynQuest or the SynQuest Subsidiaries and no NLRB representation question exists respecting any of its employees. No grievance, complaint, citation, investigation or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement or other labor union contract that is binding on SynQuest or any of the SynQuest Subsidiaries. Except as disclosed on SynQuest Disclosure Schedule 4.23, there are no contracts or agreements of Viewlocity which provide for or guaranty any employee of Viewlocity a specific term of employment.

          4.23    No Prior Convictions. No executive officer or director of SynQuest or any SynQuest Subsidiary has been convicted of, or has any action pending pertaining to, a crime involving fraud, embezzlement or theft or any similar crime.

          4.24    Board of Directors Action. The Board of Directors of SynQuest has (a) determined that this Agreement and the Merger are advisable as contemplated under Section 14-2-1103 of the GBCC and in the best interests of SynQuest and its shareholders, (b) resolved to recommend the approval of this Agreement and the Merger by the SynQuest shareholders and directed that the Merger be submitted for consideration by the holders of SynQuest capital stock.

          4.25    Voting Requirements. The affirmative vote of the holders of a majority of the voting power of all outstanding shares of SynQuest capital stock voting as a single class, voting at a SynQuest shareholders’ meeting to approve this Agreement and the transactions contemplated hereby (the “SynQuest Shareholder Approval”) is the only vote or corporate approval (other than as set forth in Section 4.3 of this Agreement) necessary to approve and adopt this Agreement and the transactions contemplated hereby.

          4.26    Voting Agreement. Concurrently with the execution of this Agreement, the persons listed on SynQuest Disclosure Schedule 4.26 have executed legal, valid, binding and enforceable Voting Agreement substantially in the form attached hereto as Exhibit D (the “SynQuest Voting Agreement”).

          4.27    Registration Rights Agreement. Concurrently with the execution of this Agreement, SynQuest and Warburg Pincus, LLC have executed the Registration Rights Agreement.

          4.28    Stockholder Rights Agreement. Neither SynQuest nor any SynQuest Subsidiary has entered into a shareholder rights agreement, “poison pill,” “shark repellent” or similar agreement that would have the effect of materially altering the capitalization of SynQuest or any SynQuest Subsidiary in connection with SynQuest’s execution of this Agreement or SynQuest’s consummation of the transactions contemplated hereby.

          4.29    Disclosure. No representation or warranty by SynQuest contained in this Agreement, nor any certificate furnished or to be furnished by SynQuest to Viewlocity or their representatives pursuant to the terms of this Agreement, taken together and not individually, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading.

          4.30    Additional Investment. Concurrently with the execution of this Agreement, SynQuest has entered into a Stock Purchase Agreement with the investors listed on Schedule I thereto, pursuant to which such investors have agreed to acquire shares of SynQuest Preferred Stock in an aggregate amount of up to $17 million contemporaneously with the Closing (the “Additional Investment”).

          4.31    Line of Credit. SynQuest has in place a line of credit of up to $3,000,000 with Warburg Pincus which expires December 31, 2002 (the “Warburg Line of Credit”). SynQuest is in compliance with all representations, warranties, covenants and conditions to the Warburg Line of Credit. SynQuest has not amended or modified the Warburg Line of Credit in any respect since June 30, 2002.

          4.32    Nasdaq Stock Market Listing. SynQuest Common Stock is listed on the Nasdaq SmallCap Market under the symbol “SYNQ.” On August 14, 2002, SynQuest received notification from Nasdaq that it was no longer in compliance with Nasdaq listing requirements and that Nasdaq was commencing the delisting process. SynQuest is appealing such Nasdaq determination pursuant to the appeal process provided in the NASD Marketplace Rules.

ARTICLE V

COVENANTS OF THE PARTIES

          5.1     Access and Investigation.

          Subject to the Confidentiality Agreement, for the sole purpose of the Merger, between the date of this Agreement and the Closing Date, each of SynQuest and Viewlocity will, and will cause their respective directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (collectively, “Advisors”) to, (a) afford the other party and its Advisors reasonable access to personnel, properties, customers, contracts, books and records, and other documents and data, (b) furnish such party and its Advisors with copies of all such contracts, books and records, and other existing documents and data as they may reasonably request, and (c) furnish such party and its Advisors with such additional financial, operating, and other data and information as they may reasonably request; provided, however, that no investigation pursuant to this Section 5.1 shall limit or otherwise affect any representation or warranty given by SynQuest or Viewlocity hereunder.

          5.2     Conduct of Business by Viewlocity and SynQuest. Except as otherwise expressly contemplated by this Agreement or as consented to in writing by an authorized representative of Viewlocity or SynQuest, as the case may be, during the period from the date of this Agreement to the Effective Time, each of SynQuest and Viewlocity shall carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as consented to in writing by an authorized representative of Viewlocity or SynQuest, as the case may be, or as set forth in Disclosure Schedule 5.2, each of SynQuest and Viewlocity shall not:

                   (a)    (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock; (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (z) purchase, redeem or otherwise acquire any shares of capital stock of Viewlocity or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                   (b)    issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Viewlocity Capital Stock or SynQuest Capital Stock upon the exercise of Viewlocity stock options or warrants outstanding as of the date hereof or SynQuest stock options or warrants outstanding as of the date hereof, as the case may be, in accordance with their respective terms on the date hereof); provided, however; that nothing in this Agreement shall prevent Viewlocity from issuing warrants for Viewlocity Series F Preferred Stock in connection bridge financing arrangements with one or more of the investors in the Additional Investment;

                   (c)    amend or otherwise modify Viewlocity’s Certificate of Incorporation or SynQuest’s Articles of Incorporation, Viewlocity’s or SynQuest’s Bylaws, or other comparable organizational documents;

                   (d)    except for the Tilion Merger and the Viewlocity Subsidiary Merger, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person, in a single transaction or series of transactions in which the aggregate consideration is $5,000 or greater;

                   (e)    except for any transaction by Viewlocity involving its Viewlocity Japan Co. Ltd. subsidiary (“Viewlocity Japan”) consistent in all material respects with the terms set forth on Disclosure Schedule 5.2 hereto (a “Viewlocity Japan Transaction”), sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations) in a single transaction or series of transactions in which the aggregate consideration is $5,000 or greater, other than in the ordinary course of business consistent with past practice;

                   (f)     incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Viewlocity or SynQuest, guarantee any debt securities of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice; or make any loans, advances or capital contributions to, or investments in, any other Person; provided, however, that nothing in this Agreement shall prevent Viewlocity or SynQuest from entering into bridge financing arrangements with one or more of the investors in the Additional Investment whereby such bridge financing converts into shares of Series A Preferred Stock of SynQuest upon the closing of the Additional Investment (other than with respect to certain advances made to SynQuest by Warburg Pincus LLC); provided further, that the Warburg Line of Credit may be amended as provided in Section 5.19;

                   (g)    pay, loan or advance (other than payment of compensation, directors’ fees or reimbursement of expenses in the ordinary course of business and other than as may be required by any agreement in effect as of the date hereof) an amount in excess of $5,000 to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to or enter into any material contract with, any of its officers or directors or any Affiliate or “associate” of its officers and directors (as such terms are defined in Rule 405 promulgated under the Securities Act);

                   (h)    make or agree to make any new capital expenditure or expenditures in excess of $75,000;

                   (i)     make any tax election that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the tax liability or tax attributes of Viewlocity or settle or compromise any material tax liability;

                   (j)     pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the Viewlocity Financial Statements or SynQuest Financial Statements, as the case may be, or incurred since the date of such financial statements, or waive the benefits of, or agree to modify in any manner, any standstill or similar agreement to which Viewlocity is a party;

                   (k)    adopt or amend any Viewlocity Benefit Plan or Viewlocity Stock Option Plan, or adopt or amend any SynQuest Benefit Plan or SynQuest Stock Option Plan, as the case may be, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice;

                   (l)     make any significant change in the accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in statutory accounting rules or U.S. GAAP;

                   (m)   take any action or fail to take any action that would cause the representations and warranties set forth in Sections 3.1 or 4.1, as the case may be, to no longer be true and correct; or

                   (n)    authorize, commit or agree to take, any of the foregoing actions.

          5.3     Negative Covenants. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, SynQuest will not, without the prior consent of Viewlocity, which consent will not be unreasonably withheld, and Viewlocity will not, without the prior consent of SynQuest, which consent will not be unreasonably withheld, take any affirmative action, or fail to take any reasonable action within its control, as a result of which, to such party’s Knowledge, any of the changes or events listed in Section 3.7 or Section 4.7, respectively, is likely to occur.

          5.4     Required Approvals. As promptly as practicable after the date of this Agreement, Viewlocity will make all filings required by Applicable Law to be made by it in order to consummate the Merger. Between the date of this Agreement and the Closing Date, Viewlocity will (a) reasonably cooperate with SynQuest with respect to all filings that SynQuest elects to make or is required by Applicable Law to make in connection with the Merger, including the Proxy Statement, and (b) reasonably cooperate with SynQuest in obtaining all consents to be obtained by SynQuest.

          5.5     Advice of Changes. SynQuest and Viewlocity shall promptly advise the other party orally and in writing to the extent it has Knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect; or (ii) the failure of it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; and (iii) any change or event having, or which is reasonably likely to have, a Material Adverse Effect on such party or on the truth of their respective representations and warranties or the ability of the covenants set forth in this Article V to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

          5.6     SynQuest Special Meeting; Proxy Statement.

          As soon as reasonably practicable following the execution of this Agreement, SynQuest shall:

                   (a)    duly call, give notice of, convene and hold a Special Meeting of Shareholders (the “SynQuest Special Meeting”) for the purpose of considering and taking action upon this Agreement, the Merger, the Tilion Merger Agreement, the Tilion Merger, the Stock Purchase Agreement and the Additional Investment and the transactions and other matters contemplated hereby and thereby; and

                   (b)    prepare and file with the SEC, with the assistance of Viewlocity, the Proxy Statement in accordance with the Exchange Act, with respect to the Merger, the SynQuest Special Meeting and the Additional Investment. If at any time prior to the Effective Time any information relating to Viewlocity or SynQuest, or any of their respective affiliates, officers or directors, should be discovered by Viewlocity or SynQuest which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Viewlocity and SynQuest. SynQuest shall use its best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement, and to cause the Proxy Statement to be mailed to its shareholders at the earliest practicable date after approval by the SEC.

          5.7     No Negotiation. Except with respect to the Tilion Merger and the Additional Investment, each party agrees that during the term of this Agreement, it shall not, and shall not authorize or permit any of its directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving such party, or acquisition or sale of any capital stock (other than upon exercise of outstanding options) or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of such party, or any combination of the foregoing, or negotiate, explore or otherwise engage in discussions with any Person other than the other party to this Agreement or its directors, officers, employees, agents and representatives, with respect to any such transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger. This Section 5.7 shall not prohibit accurate disclosure by SynQuest that is required in any SEC Report (including the Proxy Statement) or otherwise under applicable law.

          5.8     Financial Information. Between the date of this Agreement and the Closing Date, each party will furnish to the other party as soon as practicable at the end of each fiscal month, but in no event later than fifteen (15) days after the end of each fiscal month, unaudited consolidated balance sheets of such party and its subsidiaries as of the end of such month, and unaudited consolidated statements of income and cash flow of such party and its subsidiaries for each such month, with such statements accompanied by a brief narrative description of such party’s business activities and financial results during said month prepared by its Chief Financial Officer.

          5.9     Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied (including commercially reasonable efforts to satisfy all conditions to closing and perform or comply with all covenants and obligations of each of the Stock Purchase Agreement and the Tilion Merger Agreement in accordance with their terms); (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority; (iii) the obtaining of all necessary consents, approvals or waivers from third parties; (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the respective Board of Directors of SynQuest and Viewlocity each shall (1) use commercially reasonable efforts to take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement; and (2) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, use commercially reasonable efforts to take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, neither SynQuest nor any of its Affiliates, nor Viewlocity nor any of its Affiliates, shall be required to make proposals, execute or carry out agreements or submit to orders (i) providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets or lines of business of SynQuest, any of its Affiliates, or Viewlocity, or any of its Affiliates, or the holding separate of the shares of Viewlocity Capital Stock or (ii) imposing or seeking to impose any limitation on the ability of the Surviving Corporation or its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the assets of Viewlocity.

          5.10    Board of Directors. Effective at or immediately prior to the Effective Time, the Board of Directors of SynQuest shall take all requisite corporate action necessary (including any necessary amendments of the Bylaws of SynQuest) to implement the provisions of this Section 5.10 and to cause the full Board of Directors of SynQuest, at and immediately after the Effective Time, to consist of the directors set forth on Schedule 5.10. If any of the individuals named on Schedule 5.10 is unable or unwilling to serve as a director of SynQuest at the Effective Time, such individual or individuals shall be replaced by an individual or individuals designated by the Board of Directors of SynQuest. Notwithstanding the foregoing, if the Nasdaq SmallCap Market listing requirements, including provisions enacted subsequent to the date of this Agreement, require that the Board of Directors of SynQuest consist of a majority of independent directors, the parties hereto will comply with such requirement in accordance with the terms of the Shareholders Agreement.

          5.11    Officers of the Surviving Corporation. Effective at or immediately prior to the Effective Time, the Board of Directors of SynQuest shall take all action necessary (including any necessary amendments of the Bylaws of SynQuest and the obtaining of any necessary resignations by officers of SynQuest) to implement the provisions of this Section 5.11 and to cause the officers of the

Surviving Corporation, immediately after the Effective Time, to consist of the persons and positions set forth on Schedule 5.11. Following the Effective Time, any vacancy in one of these officer positions arising as a result of the death, resignation or removal of the officer shall be filled by the SynQuest Board of Directors in accordance with the Bylaws of SynQuest.

          5.12    Nasdaq SmallCap Market Listing. SynQuest shall use its best efforts, including a reverse stock split of the SynQuest Common Stock if necessary, to continue to be listed on the Nasdaq SmallCap Market at all times up to and on the Closing Date.

          5.13    Stock Options and Employee Benefits. Viewlocity shall take all actions necessary to cancel all outstanding Viewlocity stock options and terminate all Viewlocity employee benefit plans as of the Effective Time.

          5.14    Steering Committee. Upon the execution and delivery of this Agreement, SynQuest and Viewlocity shall establish a committee (the “Steering Committee”) for the purpose of, to the extent permitted by applicable laws, facilitating the full exchange of information concerning the business, operations, capital spending, budgets and financial results of SynQuest and Viewlocity between the date of this Agreement and the Closing Date and otherwise facilitating the efficient transition and combination of the respective businesses of SynQuest and Viewlocity as promptly as practicable following the Closing. The Steering Committee at all times shall consist of two individuals to be designated from time to time by the Chairman of the Board of Directors of SynQuest and two individuals to be designated from time to time by the Chairman of the Board of Directors of Viewlocity. All material decisions of the Steering Committee, which shall be dissolved as of the Closing, shall be mutually agreed upon by SynQuest and Viewlocity.

          5.15    Public Announcements. SynQuest and Viewlocity will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as SynQuest may determine is required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or trading system or as either party may determine is required by court order.

          5.16    Stockholder Litigation. Viewlocity shall give SynQuest the opportunity to participate in the defense or settlement of any stockholder litigation against Viewlocity and its directors relating to the transactions contemplated by this Agreement.

          5.17    Directors’ and Officers’ Insurance. For not less than six (6) years from the Effective Time, SynQuest shall cause to be maintained in effect (i) in respect of the current and former directors, officers, employees and agents of Viewlocity or any Viewlocity Subsidiary, directors’ and officers’ liability insurance policies of at least the same coverage, and containing terms and conditions which are no less advantageous to the directors, officers, employees and agents covered thereby, as those policies in effect on the date hereof with respect to the directors, officers, employees and agents of Viewlocity and (ii) in respect of the current and former directors, officers, employees and agents of

SynQuest or any SynQuest Subsidiary, directors’ and officers’ liability insurance policies of at least the same coverage, and containing terms and conditions which are no less advantageous to the directors, officers, employees and agents who are covered thereby, as those policies in effect on the date hereof with respect to the directors, officers, employees and agents of SynQuest.

          5.18    Consent to Modifications and Enforcement of Stock Purchase Agreement and Tilion Merger Agreement. SynQuest will (i) obtain the consent of Viewlocity, which shall not be unreasonably withheld, prior to consenting to or otherwise permitting any amendment, modification or waiver of any provision of, or termination of, either the Stock Purchase Agreement or the Tilion Merger Agreement and (ii) use commercially reasonable efforts to enforce each of the Stock Purchase Agreement and the Tilion Merger Agreement in accordance with their terms.

          5.19    Amendments to Warburg Line of Credit. SynQuest will not amend the Warburg Line of Credit in any material respect without the prior written consent of Viewlocity, provided, SynQuest and Warburg may amend the Warburg Line of Credit, without the prior consent of Viewlocity, or may enter into other bridge financing arrangements with another investor acceptable to Viewlocity, so that, on or after November 1, 2002, Warburg or such other investor may extend up to an additional $2,000,000 to SynQuest on substantially the same terms as the Warburg Line of Credit (the “Additional Extension”). SynQuest will not repay any portion of the Additional Extension prior to the first anniversary of the Closing. Following the first anniversary of the Closing, SynQuest may repay up to $1,000,000 of the Additional Extension to Warburg or such other investor (if required), and following the second anniversary of the Closing, SynQuest may repay any remaining indebtedness under the Additional Extension. Warburg or such other investor may elect, in its sole discretion, to convert any portion of the Additional Extension into one share of Series A Preferred Stock for each $2.50 of such Additional Extension. Such conversion shall be governed by the provisions of the Stock Purchase Agreement applicable to the Warburg Line of Credit. SynQuest may, prior to Closing, repay to Warburg draws made under the Warburg Line of Credit, provided that, such repayment would not impair the ability of SynQuest to continue to operate its business in the ordinary course and would not otherwise result in a breach of the covenants in this Article V (other than covenants that would restrict the repayment of debt to an affiliate).

ARTICLE VI

CONDITIONS PRECEDENT TO EACH PARTY’S OBLIGATION TO CLOSE

          The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          6.1     Governmental Approvals. All consents, approvals or orders of authorization of, or actions by any Governmental Authorities shall have been obtained, and all registrations, declarations or filings with any Governmental Authorities shall have been made, except in each case for those the failure of which to obtain or make, individually or in the aggregate, are not reasonable likely to have a Material Adverse Effect on Viewlocity or SynQuest, as applicable.

          6.2     Required Third-Party Consents. All necessary consents, approvals or waivers from third parties to the Merger or the transactions contemplated hereby shall have been obtained, except for those the failure of which to obtain, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

          6.3     No Litigation. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Merger or which otherwise is reasonably likely to have a Material Adverse Effect on Viewlocity or SynQuest.

          6.4     Additional Investment. All conditions precedent to the closing of the Additional Investment, with the exception of the Closing of the Merger, must have been satisfied or waived, and the Additional Investment shall close contemporaneously with the Closing of the Merger.

          6.5     Merger of Tilion into SynQuest. All conditions precedent to the closing of the Tilion Merger, with the exception of the Closing of the Merger, must have been satisfied or waived, and the Tilion Merger shall close simultaneously with the Closing of the Merger.

ARTICLE VII

CONDITIONS PRECEDENT TO SYNQUEST’S OBLIGATION TO CLOSE

          SynQuest’s obligation to effect the Merger and to take the other actions required to be taken by SynQuest at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by SynQuest, in whole or in part).

          7.1     Accuracy of Representations. Viewlocity’s representations and warranties qualified as to Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct, except where the failure to be true and correct would not have a Material Adverse Effect on Viewlocity, in each case as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

          7.2     Viewlocity’s Performance. The covenants and obligations that Viewlocity is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed or complied with (as applicable) in all material respects or waived in writing by SynQuest.

          7.3     Shareholder Approval. The Agreement and the Merger shall have been approved by the shareholders of SynQuest in accordance with SynQuest’s Articles of Incorporation and the GBCC.

          7.4     Consents. Each of the Viewlocity Approvals must have been obtained and must be in full force and effect.

          7.5     Additional Documents. Each of the following documents shall have been delivered to SynQuest:

                   (a)    The Certificate of Merger duly executed by an officer of Viewlocity;

                   (b)    An opinion from Bear Stearns that the Merger, the Additional Investment and the Tilion Merger are fair to SynQuest and its shareholders from a financial point of view, in a form reasonably satisfactory to SynQuest (and such opinion shall remain in effect as of the Effective Time);

                   (c)    A certificate executed by an executive officer of Viewlocity to the effect that each of the conditions specified in Sections 7.1, 7.2, and 7.4 have been satisfied in all material respects; and

                   (d)    A certificate executed by each of the Chief Executive Officer and the Chief Financial Officer of Viewlocity, to the effect that the Viewlocity Financial Statements fairly represent in all material respects the consolidated financial position of Viewlocity and its Subsidiaries and the consolidated results of operations and cash flows as of and for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

          7.6     Merger of Viewlocity into Subsidiary. Viewlocity shall have completed a merger with a Viewlocity Subsidiary, pursuant to which Viewlocity shall be the surviving corporation (the “Viewlocity Subsidiary Merger”). Pursuant to such merger, the Certificate of Incorporation of the surviving corporation shall reflect the allocation of the Merger Consideration among the holders of Viewlocity Capital Stock pursuant to Section 2.1 of this Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT TO VIEWLOCITY’S OBLIGATION TO CLOSE

          Viewlocity’s obligation to effect the Merger and to take the other actions required to be taken by Viewlocity at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Viewlocity, in whole or in part).

          8.1     Accuracy of Representations. SynQuest’s representations and warranties qualified as to Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct, except where the failure to be true and correct would not have a Material Adverse Effect on SynQuest, in each case as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

          8.2     SynQuest’s Performance. The covenants and obligations that SynQuest is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed or complied with (as applicable) in all material respects or waived in writing by Viewlocity.

          8.3     Stockholder Approval. The Agreement and the Merger shall have been approved by the Stockholders of Viewlocity in accordance with Viewlocity’s Certificate of Incorporation and the DGCL.

          8.4     Consents. Each of the SynQuest Approvals must have been obtained and must be in full force and effect.

          8.5     Additional Documents. Each of the following documents shall have been delivered to SynQuest:

                   (a)    The Certificate of Merger duly executed by an officer of SynQuest;

                   (b)    A certificate executed by an executive officer of SynQuest to the effect that each of the conditions specified in Sections 8.1, 8.2, and 8.4 have been satisfied in all material respects;

                   (c)    Evidence that SynQuest has complied with the applicable provisions of Section 906 of the Sarbanes-Oxley Act of 2002 through the Closing Date; and

                   (d)    A copy of the certificate of Tilion’s Chief Executive Officer and Chief Financial Officer required to be delivered by Tilion to SynQuest pursuant to Section 7.6(d) of the Tilion Merger Agreement.

ARTICLE IX

TERMINATION

          9.1     Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

                   (a)    By SynQuest on the one hand, or Viewlocity, on the other hand, if a breach of any provision of this Agreement has been committed by the other party that would have a Material Adverse Effect on the breaching party, which breach could not reasonably be expected to be cured prior to January 31, 2003;

                   (b)    (i) By either party if any of the conditions in Article VI has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible; (ii) by SynQuest if any of the conditions in Article VII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of SynQuest to comply with its obligations under this Agreement) and SynQuest has not waived such condition on or before the Closing Date or (iii) by Viewlocity, if any of the conditions in Article VIII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Viewlocity to comply with its obligations under this Agreement) and Viewlocity has not waived such condition on or before the Closing Date;

                   (c)    By mutual consent of SynQuest and Viewlocity;

                   (d)    By either SynQuest or Viewlocity if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement pursuant to this subparagraph (d) to comply fully with its obligations under this Agreement) on or before January 31, 2003, or such later date as the parties may agree upon.

          9.2     Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.2 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party other than pursuant to Section 9.1(c) or (d), the terminating party’s right to pursue all legal remedies will survive such termination unimpaired

          9.3     Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) subject to the proviso of Section 11.6, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

          9.4     Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.1, or an extension or waiver pursuant to Section 9.3 shall, in order to be effective, require, in the case of SynQuest or Viewlocity, action by its Board of Directors.

ARTICLE X

INDEMNIFICATION

          10.1   Indemnification and Payment of Damages by the Shareholders. Subject to the limitations set forth in this Article X, the holders of Series F Preferred Stock of Viewlocity (jointly and severally in accordance with the Escrow Agreement) (the “Viewlocity Indemnifying Stockholders”) will indemnify, defend and hold harmless SynQuest and its respective successors, assigns and affiliates, and the directors, officers, agents and employees of any of them (collectively, the “SynQuest Indemnified Parties”) for, and will pay to the SynQuest Indemnified Parties the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, in each case net of insurance recoveries, whether or not involving a third-party claim imposed on, incurred or suffered by or asserted against any SynQuest Indemnified Party, directly or indirectly, to the extent resulting from, arising out of or incurred with respect to any breach of Section 3.2 of this Agreement (collectively, “Damages”).

          10.2    Time Limitations. The Viewlocity Indemnifying Stockholders will not have any liability for indemnification under this Article X unless on or before the date that is one hundred eighty (180) days after the Closing Date, the SynQuest Indemnified Parties shall notify in writing the Stockholder Representative (as defined in the Escrow Agreement) of a claim specifying the factual basis of the claim in reasonable detail to the extent then known (the “Claims Period”). Notwithstanding the foregoing, if, prior to the close of business on the last day of the Claims Period, the Stockholder Representative shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

          10.3    Limitations on Amount. Absent fraud or willful misrepresentation, (i) the sole remedy of the SynQuest Indemnified Parties in respect of any claim for indemnification or reimbursement under this Agreement shall be a claim against and with respect to the Escrow Shares, and shall be limited to return of the Escrow Shares to SynQuest, and (ii) each Viewlocity Indemnifying Stockholder shall be liable to SynQuest for Damages only to the extent of such Viewlocity Indemnifying Stockholder’s pro rata share of the Escrow Shares, as set forth in Schedule 2.3; provided further, that no Viewlocity Indemnifying Stockholder shall be liable to the SynQuest Indemnified Parties for Damages resulting from, arising out of or incurred with respect to the fraud or willful misrepresentation of another Viewlocity Indemnifying Stockholder.

          10.4    Procedure for Indemnification — Third Party Claims.

                   (a)    Promptly after receipt by the SynQuest Indemnified Parties of notice of the commencement of any action, arbitration, litigation or suit (a “Proceeding”) with respect to which such SynQuest Indemnified Parties may be entitled to receive indemnification from the Viewlocity Indemnifying Stockholders for any Damages, the SynQuest Indemnified Parties will, if a claim is to be made against the Viewlocity Indemnifying Stockholders, give notice to the Stockholder Representative of the commencement of such claim. The failure of the SynQuest Indemnified Parties to provide notice as specified in the preceding sentence will not relieve the Viewlocity Indemnifying Stockholders of any liability that they may have to the SynQuest Indemnified Parties, except to the extent that a Viewlocity Indemnifying Stockholder demonstrates that the defense of such action is prejudiced by the SynQuest Indemnified Parties’ failure to give such notice.

                   (b)    If any Proceeding referred to in Section 10.4(a) is brought against the SynQuest Indemnified Parties and they give notice as provided therein of the commencement of such Proceeding, the Viewlocity Indemnifying Stockholders will be entitled, upon written notice delivered to the SynQuest Indemnified Parties within ten (10) days thereafter, to participate (using one representative for all Viewlocity Indemnifying Stockholders) in such Proceeding and, to the extent that each of them wishes (unless (i) such Viewlocity Indemnifying Stockholders also are party to such Proceeding and the SynQuest Indemnified Parties determine in good faith that joint representation would be inappropriate; or (ii) the Viewlocity Indemnifying Stockholders fail to provide reasonable assurance to the SynQuest Indemnified Parties of their financial capacity to defend such Proceeding and to provide full indemnification to the SynQuest Indemnified Parties with respect to such Proceeding through the payment of Escrow Shares), to assume the defense of such Proceeding with counsel reasonably satisfactory to the SynQuest Indemnified Parties and, upon written notice from the Viewlocity Indemnifying Stockholders delivered to the SynQuest Indemnified Parties within ten (10) days thereafter, of their election to assume the defense of such Proceeding, will not, as long as they diligently conduct such defense, be liable to the SynQuest Indemnified Parties under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by SynQuest in connection with the defense of such Proceeding. In any Proceeding with respect to which indemnification is being sought hereunder, the SynQuest Indemnified Parties or the Viewlocity Indemnifying Stockholders, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such party’s own expense. The Viewlocity Indemnifying Stockholders or the SynQuest Indemnified Parties, as the case may be, will at all times use reasonable efforts to keep the SynQuest Indemnified Parties or the Viewlocity Indemnifying Stockholders, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter. If the Viewlocity Indemnifying Stockholders assume the defense of a Proceeding, (A) no compromise or settlement of such claims may be effected by the Viewlocity Indemnifying Stockholders without the SynQuest Indemnified Parties’ consent unless (1) there is no finding or admission of any violation of the rights of any Person and no effect on any other claims that may be made against the SynQuest Indemnified Parties; and (2) the sole relief provided is monetary damages that are paid in full by the Viewlocity Indemnifying Stockholders; and (B) the SynQuest Indemnified Parties will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to the Viewlocity Indemnifying Stockholders of the commencement of any Proceeding and the Viewlocity Indemnifying Stockholders do not, within ten (10) days after such notice is given, give notice to the SynQuest Indemnified Parties of their election to assume the defense of such Proceeding, the Viewlocity Indemnifying Stockholders will be bound by any determination made in such Proceeding, or with the consent of the Viewlocity Indemnifying Stockholders (which will not be unreasonably withheld), any compromise or settlement effected by the SynQuest Indemnified Parties.

                   (c)    Notwithstanding the foregoing, if the SynQuest Indemnified Parties determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the SynQuest Indemnified Parties may, by notice to the Viewlocity Indemnifying Stockholders, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Viewlocity Indemnifying Stockholders will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

ARTICLE XI

GENERAL PROVISIONS

          11.1    Non-Survival of Representations and Warranties. No representations, warranties or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, other than the representation and warranty contained in Section 3.2, which shall survive the Merger until the termination of the Claims Period, and after the Effective Time of the Merger neither SynQuest nor Viewlocity, nor their respective officers or directors, shall have any further obligations with respect thereto, except for the covenants and agreements contained in Articles II, X and XI and in Sections 1.5, 1.6, 1.7 and 5.10, all of which shall survive the Merger.

          11.2    Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will pay its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Merger, including all fees and expenses of agents, representatives, counsel and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

          11.3    Confidentiality. SynQuest and Viewlocity each acknowledges and confirms that (a) it has entered into a Confidentiality Agreement dated April 5, 2002 (the “Confidentiality Agreement”), (b) information provided by each party hereto to the other party hereto pursuant to this Agreement is subject to the terms and conditions of the Confidentiality Agreement, and (c) the Confidentiality Agreement is and shall remain in full force and effect in accordance with its terms.

          11.4    Notices. All notices, requests, claims, demands, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (a) delivered by hand (with written confirmation of receipt); (b) sent by telecopier (with written confirmation of receipt); provided that a copy is mailed by registered mail, return receipt requested or nationally recognized overnight delivery service; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to SynQuest:	SynQuest, Inc.
3500 Parkway Lane, Suite 555
Norcross, Georgia 30092
Attn: Chief Executive Officer

With a copy to:	King & Spalding
191 Peachtree Street
Atlanta, Georgia 30303
Attn: William G. Roche
Telephone No.: (404) 572-4936
Facsimile No.: (404) 572-5146

If to Viewlocity:	Viewlocity, Inc.
3475 Piedmont Road, Suite 1700
Atlanta, Georgia 30305
Attn: Chief Executive Officer

With a copy to:	Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326
Attention: David M. Calhoun, Esq.
Telephone No.: (404) 233-7000
Facsimile No.: (404) 365-9532

          11.5    Amendment. This Agreement may be amended by the parties hereto by action taken by or their respective Board of Directors at any time prior to the Effective Time; provided, however, that after the approval of the SynQuest shareholders or the Viewlocity stockholders, no amendment may be made, except such amendments that have received the requisite shareholder approval or such amendments as are permitted to be made without shareholder approval under the GBCC and/or the DGCL, as applicable. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          11.6    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          11.7    Entire Agreement and Modification. Except for the Confidentiality Agreement, this Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the Merger Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

          11.8    Assignments, Successors and No Third-Party Rights. Neither party may assign any of its rights or obligations under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement, except for Section 5.17 hereof, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

          11.9    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          11.10  Section Headings; Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

          11.11  Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

          11.12  Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Georgia, without regard to conflicts of laws principles.

          11.13  Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Georgia or in Georgia state court in the event that (i) Viewlocity or its stockholders initiates such action or (ii) in the event SynQuest or its shareholders initiates such action, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Georgia or any Georgia state court in the event that (i) Viewlocity or its stockholders initiates such action or (ii) SynQuest or its shareholders initiates such action in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Georgia or a Georgia state court in the event that (i) Viewlocity or its stockholders initiates such action or (ii) SynQuest or its shareholders initiates such action.

          11.14  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signatures on following page]

          IN WITNESS WHEREOF, SynQuest and Viewlocity have caused this Agreement to be signed and delivered by their respective officers as of the date first above written.

SYNQUEST, INC.

By:	/s/ Timothy M. Harvey

President

VIEWLOCITY, INC.

By:	/s/ L. Allen Plunk

Chief Financial Officer